Exhibit 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

POWERREVIEWS, LLC,

WAVETABLE LABS, LLC,

PRL ACQUISITION LLC,

BAZAARVOICE, INC.,

and

with respect to ARTICLES X and XI only,

U.S. Bank National Association,

in its capacity as Escrow Agent

Dated as of June 25, 2014

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS AND SCHEDULES

Exhibit A	–	Defined Terms
Exhibit B	–	Form of Certificate of Merger
Exhibit C	–	Form of Transition Services Agreement
Exhibit D	–	Form of License Agreement
Exhibit E	–	Form of Legal Opinion
Exhibit F	–	Form of Key Employment Agreement
Exhibit G	–	Form of Employee Noncompete Release
Exhibit H	–	Form of Syndication Agreement
Exhibit I	–	Form of Covenant Not to Sue Agreement
Exhibit J	–	Form of Cross-Platform IP License Agreement
Exhibit K	–	Form of Space Sharing Agreement
Exhibit L	–	U.S. Bank Money Market Account Terms

Schedule 5.1	–	Conduct of Business
Schedule 5.6	–	Indebtedness
Schedule 6.7	–	Customer Matters
Schedule 6.11	–	Required Reports
Schedule 6.12	–	Operational Matters
Schedule 7.2(d)	–	Contract Consents
Schedule 7.2(e)	–	Contract Terminations, Modifications and Amendments
Schedule 7.2(m)	–	Noncompete Release Employees

-v-

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 25, 2014, is made by and among Wavetable Labs, LLC, a Delaware limited liability company (the “Parent”), PRL Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (the “Merger Sub”), PowerReviews, LLC, a Delaware limited liability company (the “Company”), which is a direct wholly owned subsidiary of Bazaarvoice, Inc., a Delaware corporation (“Seller”), Seller and, with respect to ARTICLE X and ARTICLE XI only, U.S. Bank, National Association, in its capacity as Escrow Agent.

PRELIMINARY STATEMENTS

WHEREAS, the parties hereto entered into an Agreement and Plan of Merger dated as of June 4, 2014 (the “Original Agreement”) and desire to amend and restate the Original Agreement;

WHEREAS, the Boards of Directors, managers (if a manager-managed LLC) or members (if a member-managed LLC), as applicable, of the Company, Seller, Parent and the Merger Sub deem it advisable and in the best interest of their respective stockholders or members, as applicable, that Parent acquire the Company through the merger of the Merger Sub with and into the Company, with the Company being the surviving entity (the “Surviving Entity”) in connection with such merger (the “Merger”), in accordance with the Limited Liability Company Act of the State of Delaware (the “LLC Act”) and, in furtherance thereof, have approved the Merger;

WHEREAS, the Boards of Directors, managers (if a manager-managed LLC) or members (if a member-managed LLC), as applicable, of the Company, Seller, Parent and the Merger Sub have each approved and adopted this Agreement, the Merger and the other transactions contemplated herein; and

WHEREAS, the Company, Seller, Parent and the Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENTS

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth below, each of the parties hereto, intending to be legally bound hereby, agrees as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. Unless otherwise specified, all capitalized terms used in this Agreement have the meanings set forth on Exhibit A.

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the LLC Act and the General Corporate Law of the State of Delaware (the “DGCL”), the Merger Sub shall be merged with and into the Company, the separate limited liability company existence of the Merger Sub shall cease, and the Company shall continue as the surviving entity and as a wholly owned subsidiary of Parent.

2.2 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the Merger (the “Closing”) will take place as promptly as practicable after the execution and delivery hereof by the parties hereto, and not more than two (2) Business Days following satisfaction or waiver of the conditions set forth in ARTICLE VII hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, Texas 78746, unless another time or place is mutually agreed upon in writing by Parent and the Company; provided that, any party hereto may participate remotely in the Closing by electronic delivery of documents and/or funds. If any of the conditions set forth in ARTICLE VII are not satisfied or waived at the time the Closing is to occur pursuant to this Section 2.2, Parent or the Company may, by notice to the other, adjourn the Closing to a date specified in that notice (but not later than the earlier of (a) the second Business Day after the conditions set forth in ARTICLE VII have been so satisfied or waived and (b) 5:00 p.m. Central time on the Termination Date). The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit B, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of the DGCL and the LLC Act (the time of the acceptance of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”).

2.3 Effects of the Merger. At the Effective Time, subject to Section 11.20, the effect of the Merger shall be as provided in the applicable provisions of the LLC Act. Without limiting the generality of the foregoing, and subject thereto and subject to Section 11.20, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

2.4 Formation Documents.

(a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of formation of the Surviving Entity shall be amended and restated as of the Effective Time to be identical to the certificate of formation of the Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the LLC Act and as provided in such certificate of formation; provided, however, that at the Effective Time, Section 1 of the certificate of formation of the Surviving Entity shall be amended and restated in its entirety to read as follows: “The name of the limited liability company is PowerReviews, LLC.”

(b) Unless otherwise determined by Parent prior to the Effective Time, the operating agreement of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Entity at the Effective Time until thereafter amended in accordance with the LLC Act as provided in the certificate of formation of the Surviving Entity and such operating agreement; provided, however, that at the Effective Time, the operating agreement of the Surviving Entity shall be amended to reflect the name of the Surviving Entity as “PowerReviews, LLC.”

2.5 Management.

(a) Directors/Managers of the Company. Unless otherwise determined by Parent prior to the Effective Time, the Merger Sub shall be member-managed.

(b) Officers of Company. Unless otherwise determined by Parent prior to the Effective Time, the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity immediately after the Effective Time, each to hold office in accordance with the provisions of the operating agreement of the Surviving Entity.

2.6 Conversion of Company Units. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) Each unit of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable unit of the Surviving Entity.

(b) All limited liability company membership interests in the Company issued and outstanding immediately prior to the Effective Time (i) shall automatically be converted into the right to receive, subject to and in accordance with Sections 2.8, 2.9 and ARTICLE X, in the aggregate, the Total Merger Consideration, and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist.

2.7 Closing of Transfer Books. From and after the Effective Time, the transfer books of the Company shall be closed and no transfer of units or membership interests shall thereafter be made. From and after the Effective Time, the holders of certificates evidencing ownership of Company units, if any, immediately prior to the Effective Time shall cease to have any rights with respect to such Company units, except as otherwise provided for in this Agreement or by Applicable Law.

2.8 Payments.

(a) Closing Payments. At the Closing, in accordance with Section 2.6 subject to Sections 2.8(c) and 2.9, Parent shall pay or cause to be paid to Seller the Closing Consideration payable pursuant to Section 2.6 by wire transfer of immediately available funds. At the Closing, Parent shall deposit with the Escrow Agent the Escrow Amount to be held pursuant to the terms of Section 10.7. At the Closing, Parent shall pay any unpaid Company Transaction Costs and Indebtedness, to the extent not paid by the Company, pursuant to Section 2.9(b).

(b) Withholding Taxes. Notwithstanding any other provision of this Agreement, the Company, Parent, the Surviving Entity and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax law. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts otherwise would have been paid.

(c) Maximum Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration paid by Parent pursuant to this Agreement exceed the Total Merger Consideration.

2.9 Escrow; Company Transaction Costs & Indebtedness.

(a) On the Closing Date, Parent shall deposit the Escrow Amount into an escrow account (the “Escrow Account”) with U.S. Bank National Association, as escrow agent (the “Escrow Agent”). The Escrow Amount shall be withheld from the Total Merger Consideration payable pursuant to Section 2.6. The Escrow Account shall be available to pay (a) the amount, if any, to which Parent is entitled pursuant to Section 11.6 and (b) the amount of any Losses for which Seller is obligated to indemnify an Indemnified Party under ARTICLE X.

(b) On the Closing Date, the Company, or to the extent not being paid by the Company, Parent, shall pay any remaining unpaid Company Transaction Costs and Indebtedness to each Person identified on the certificate delivered by the Company pursuant to Section 5.5 or identified in a Pay-off Letter pursuant to Section 5.6, in the amounts set forth in such certificate or Pay-off Letter.

2.10 Purchase Price Allocation. Within 60 Business Days after the Closing Date, Parent shall submit to Seller in writing a proposed allocation of the Closing Consideration and, to the extent properly taken into account for income tax purposes, any liabilities of the Company (or related to the business of the Company that are assumed by Parent or the Company) among the assets of the Company, which shall be prepared in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations promulgated thereunder (the “Allocation”). The Allocation shall be adjusted to reflect any payments pursuant to ARTICLE X. Any disputes regarding the Allocation shall be resolved by a mutually selected independent accounting firm, and the costs of which shall be borne by the party whose aggregate claimed value of matters submitted to the independent accounting firm for resolution is the further from the final aggregate value for such matters determined by such independent accounting firm. The Allocation as agreed to by the parties or as finally determined by such independent accounting firm shall be referred to as the “Final

Allocation.” The parties agree (a) to report the transactions contemplated by this Agreement in accordance with the Final Allocation for Tax purposes and (b) not to take any position inconsistent with the Final Allocation on any Tax Return (including Form 8594), except to the extent required by a Taxing Authority pursuant to a Tax Proceeding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

Except as set forth in the Disclosure Schedule, which has been delivered by the Company to Parent and the Merger Sub concurrently with the execution of the Original Agreement (which Disclosure Schedule shall be arranged according to specific sections in this ARTICLE III and shall provide exceptions to, or otherwise qualify in reasonable detail, the corresponding section in this ARTICLE III and any other section of this ARTICLE III where it is reasonably apparent on the face of such disclosure, that the disclosure is applicable to such other section, and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made by the Company and Seller in such section or sections of this ARTICLE III), each of the Company and Seller jointly and severally represent and warrant to Parent and the Merger Sub (with the understanding and acknowledgement that Parent and the Merger Sub would not have entered into this Agreement without being provided with the representations and warranties set forth herein, and that these representations and warranties constitute an essential and determining element of this Agreement) as follows:

3.1 Organizational Matters.

(a) Organization, Standing and Power to Conduct Business. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be qualified and in good standing would not have a Material Adverse Effect on the Company. The Company has no operations in jurisdictions outside the United States. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Charter Documents. The Company has Made Available to Parent true and complete copies of the certificate of formation and operating agreement of the Company, in each case as amended to through the date of the Original Agreement and in effect as of the date of the Original Agreement (such instruments and documents, the “Company Charter Documents”). The Company is not in violation of any of the provisions of the Company Charter Documents.

(c) Subsidiaries. The Company does not have any subsidiaries and does not own, hold or have any interest in or right to acquire capital stock or other equity interests or ownership interests in any entity.

(d) Powers of Attorney. Except as set forth in Section 3.1(d) of the Disclosure Schedule, there are no outstanding powers of attorney executed by or on behalf of the Company.

3.2 Capital Structure.

(a) Units. As of the date of the Original Agreement, there are 1,000 Company units authorized for issuance. As of the date of the Original Agreement, Seller owns all of the 1,000 issued and outstanding Company units. No units or other equity interests of the Company are held or are owned by Seller or any other Person. At the date of the Original Agreement, there are no outstanding or authorized options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to (A) issue, deliver or sell, or cause to be issued, delivered or sold, units or other securities of the Company, (B) issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or (C) issue or distribute to holders of any Company units any evidences of indebtedness or assets of the Company. The Company is not under any obligation to purchase, redeem or otherwise acquire any units or any interest therein or to pay any dividend or make any other distribution with respect thereto.

(b) No Agreements. Other than as listed on Section 3.2(b) of the Disclosure Schedule and this Agreement, there are no agreements, written or oral, to which the Company is a party or with any holder of Company units, relating to the issuance, acquisition (including rights of first refusal or preemptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting of the units or any other equity interests in the Company.

(c) Compliance with Laws. All units or other securities of the Company have been issued in compliance with all applicable securities laws and all other Applicable Laws.

3.3 Authority.

(a) Authority. The Company has all requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated herein or therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, and the consummation of the transactions contemplated herein or therein, have been duly authorized by all necessary limited liability company action on the part of the Company, and no other limited liability company proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company or to consummate the transactions contemplated herein or therein, other than the filing and recordation of the Certificate of Merger as required under the LLC Act. Seller has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated herein or therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, and the consummation of the transactions contemplated herein or therein, have been duly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller or to consummate the transactions contemplated herein or therein, other than the filing and recordation of the Certificate of Merger as required under the LLC Act.

(b) Due Execution. This Agreement and each other Transaction Document to which the Company or Seller is a party has been, or upon execution and delivery will be, duly executed and delivered by the Company or Seller, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes, or upon execution and delivery will constitute, the valid and binding obligations of the Company or Seller, as applicable, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and applicable general principles of equity (regardless of whether considered in a proceeding at law or in equity).

3.4 Non-Contravention and Consents.

(a) Non-Contravention. Except as set forth in Section 3.4(a) of the Disclosure Schedule, the execution and delivery of this Agreement and each other Transaction Document by the Company or Seller, as applicable, does not, and the performance of this Agreement and each other Transaction Document by the Company or Seller will not, (i) conflict with or violate the Company Charter Documents or Seller’s certificate of incorporation or bylaws, (ii) conflict with or violate any Applicable Laws, or (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a breach or default) under, or impair the rights of the Company or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company (excluding Company Intellectual Property) pursuant to, any Material Contract.

(b) Contractual Consents. Except as set forth in Section 3.4(b) of the Disclosure Schedule, no Consent under any Material Contract is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Company or Seller or the consummation of the transactions contemplated herein or therein by the Company or Seller.

(c) Governmental Consents. Except as set forth in Section 3.4(c) of the Disclosure Schedule, no Consent of any national, state, municipal, provisional, local or foreign government, any instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity or instrumentality or political subdivision thereof, or any quasi governmental or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by the Company or Seller or the consummation of the transactions contemplated herein or therein by the Company or Seller, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.5 Financial Information; Absence of Liabilities.

(a) Financial Information. The Company has delivered to Parent the financial information set forth in Section 3.5(a) of the Disclosure Schedule (the “Financial Information”). Such Financial Information has been prepared by the Company in good faith. The Financial Information (i) is true and correct in all material respects and (ii) is based on the books and records of the Company.

(b) Absence of Liabilities. Except as set forth in reasonable detail on Section 3.5(b) of the Disclosure Schedule or in the Financial Information and except for Indebtedness and Company Transaction Costs, the Company has no Liabilities other than (i) Liabilities incurred in the ordinary course of business subsequent to June 12, 2012, which Liabilities individually, or, in the aggregate, are not material to the financial condition or operating results of the Company and (ii) obligations under contracts remaining in effect as of the Effective Time and incurred in the ordinary course of business.

3.6 Indebtedness; Company Transaction Costs.

(a) The Company does not have any Indebtedness of any type (whether accrued, absolute, contingent, matured or unmatured), except for: (i) Indebtedness described in reasonable detail in Section 3.6(a) of the Disclosure Schedule or (ii) Indebtedness that will be assumed or paid by Seller prior to the Closing. Except as set forth in Section 3.6(a) of the Disclosure Schedule, with respect to each item of Indebtedness, the Company is not in default and no payments are past due, and no circumstance exists that, with or without notice, the passage of time or both, could constitute a default by the Company under any item of Indebtedness. The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. Other than as reflected on Section 3.6(a) of the Disclosure Schedule, the consummation of the transactions contemplated in this Agreement or any other Transaction Document to which the Company is a party will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness. Except as disclosed in the Financial Information, the Company is not a guarantor of any Indebtedness of any other Person or any other obligations of any other Person. Except as set forth on Section 3.6(a) of the Disclosure Schedule, the Company has no indebtedness for the repayment of money borrowed or capital obligations.

(b) As of the Closing, the Company will have paid all Indebtedness and Company Transaction Costs in full or have them paid pursuant to Section 2.9(b), in each case, as incurred by the Company prior to the Closing.

3.7 Litigation. Except as set forth on Section 3.7 of the Disclosure Schedule, there is no claim, demand, action, mediation, arbitration, suit, proceeding or litigation, or governmental inquiry or investigation (each, a “Legal Proceeding”), pending, or to the Knowledge of the Company, threatened against the Company or any of its assets or properties or any of its directors or officers (in their capacities as such), nor to the Knowledge of the Company is there any reasonable basis for any such claim, demand, action, mediation, arbitration, suit, proceeding, litigation, inquiry or investigation. Section 3.7 of the Disclosure Schedule sets forth a summary of all Legal Proceedings involving the Company or any of its assets or properties or any of its directors or officers (in their capacities as such) arising since June 12, 2012. There is no injunction, judgment, decree or order against the Company, any of its assets or properties, or, to the Knowledge of the Company, any of its directors or officers (in their capacities as such). Section 3.7 of the Disclosure Schedule lists all claims, demands, actions, mediations, arbitrations, suits, proceedings or litigation that the Company has pending or threatened against another Person.

3.8 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.8 as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period; and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.8 as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(b) Returns and Audits.

(i) The Company (or Seller on behalf of the Company) has (A) prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company, its assets or its operations (“Company Taxes”), and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with Applicable Law; (B) timely paid all Company Taxes that are due and payable (whether or not shown on any Return); and (C) complied in all material respects with all applicable information return or reporting requirements relating to the assets and business operations of the Company, and neither the Company nor Seller has any liabilities not reflected in the Financial Information concerning or attributable to such information returns or reporting requirements. Neither the Company nor Seller (on behalf of the Company) has incurred any liability for Company Taxes since March 31, 2014 other than in the ordinary course of business, other than with respect to employment Taxes arising in connection with the transactions contemplated by this Agreement.

(ii) The Company (or Seller on behalf of the Company) has withheld and paid with respect to the Employees, the Company’s members and creditors and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Company Taxes required to be paid or withheld, and has timely paid over any such Taxes to the appropriate authorities.

(iii) Neither the Company nor Seller has been delinquent in the payment of any Company Tax, nor is there any Company Tax deficiency outstanding, assessed or proposed in writing against the Company or Seller, nor has the Company or Seller executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Company Tax.

(iv) No audit or other examination of any Return of or with respect to the Company is presently in progress, nor has the Company or Seller been notified in writing of any request for such an audit or other examination, and neither the Company nor Seller has any Knowledge that any such action or proceeding is being contemplated. No adjustment relating to any Return filed by or with respect to the Company has been proposed in writing by any Taxing Authority. There are no matters relating to Company Taxes currently under discussion between any Taxing Authority and the Company or Seller.

(v) The Company or Seller has Made Available to Parent copies of all material Returns that have been filed by or with respect to the Company on or after January 1, 2009, but excluding any such Return of any group of which Seller is the common parent that includes the Company (e.g., Seller’s U.S. federal income tax Return). Subject to the preceding exclusion, Company or Seller has made available to Parent copies of all other Returns requested in writing by Parent.

(vi) No claim has been made in writing on or after January 1, 2009 (or to the Knowledge of the Company or Seller, prior to such date) by a Taxing Authority that the Company is or may be subject to taxation in a jurisdiction in which it does not file Returns.

(vii) The Company has never (A) been a party to any Tax sharing, indemnification or allocation agreement, other than agreements entered into in the ordinary course of business with customers, vendors and lessors on customary commercial terms the principal purpose of which is unrelated to Taxes, nor does the Company owe any amount under any such agreement, (B) had any liability for the Taxes of any Person (other than the Company) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract, by operation of law or otherwise, or (C) been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(viii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or Seller’s membership interests in the Company relating or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien for Taxes on the assets of, or membership interests in, the Company.

(ix) The Company has not engaged in a “reportable transaction,” as set forth in Treasury Regulation §1.6011-4(b) or any similar provision of state, local or non-U.S. law, including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction as set forth in Treasury Regulation §1.6011-4(b)(2).

(x) The Company is not subject to Tax in any country other than the United States by virtue of having a permanent establishment or other place of business in that country.

(xi) The Company has been a disregarded entity for U.S. federal income tax purposes at all times since June 12, 2012.

(c) Executive Compensation Tax. There is no Contract to which the Company or any ERISA Affiliate is a party, including the provisions of this Agreement, covering any Employee, which, individually or collectively, will or could give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code. No payment or benefit which has been, will be or may be made by the Company or any ERISA Affiliate with respect to any Employee will, or could reasonably be expected to, be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated in this Agreement, either alone or in conjunction with any other event (whether contingent or otherwise). There is no Contract to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise Taxes paid pursuant to Section 4999 of the Code.

(d) 409A Compliance. Each Contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”), if any, has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1), and (iii) January 1, 2009, been in documentary and operational compliance with Section 409A. No compensation shall be includible in the gross income of any Employee as of any date on or prior to the Effective Time as a result of the operation of Section 409A with respect to any arrangements or agreements in effect prior to the Effective Time. No option, unit appreciation right, or stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l) (“Stock Right”)) to acquire Company units or other equity of the Company or any ERISA Affiliate granted to or held by an individual or entity who provides or provided services to the Company (A) has an exercise price that has been, is or would be found to be less than the fair market value (as determined in accordance with Section 409A) of the underlying equity as of the date such option, unit appreciation right or other Stock Right was granted; (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option, unit appreciation right or other Stock Right; (C) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company or an ERISA Affiliate that is not “service recipient stock” (within the meaning of Section 409A); and (iv) has failed to be properly accounted for in accordance with GAAP in the Financials. The Company is not a party to, or otherwise obligated under, any Contract that provides for a gross up of Taxes imposed by Section 409A or to otherwise pay, indemnify or reimburse any Employee for Tax-related payments under Section 409A. There is no Contract to which the Company is a party, including the provisions of this Agreement, which, individually or collectively would give rise to a Parent or Company Tax under Section 409A or that would give rise to an Employee Tax and/or Company reporting obligations under Section 409A.

3.9 Title to Property and Assets. The Company has good and valid title to, or valid leasehold interests in, all of its material Personal Property used or held for use in its business or reflected in the Financial Information. For the avoidance of doubt, the Personal Property of the Company for the purpose of this ARTICLE III shall be deemed to exclude any Intellectual Property Rights and/or Technology (whether of the Company or any other party). Such Personal Property constitutes all Personal Property necessary or used to conduct the business of the Company as it is presently conducted, and necessary to conduct the business of the Company immediately after Closing in the same or similar manner as it is being conducted immediately prior to Closing and, to the Knowledge of Seller, as it was conducted on June 12, 2012. None of such Personal Property is owned by any other Person, including Seller or an Affiliate of Seller, without a valid and enforceable right of the Company to use and possess such Personal Property. Except as set forth on Section 3.9 of the Disclosure Schedule, none of such Personal Property is subject to any Lien of any nature whatsoever, other than Permitted Encumbrances. The Personal Property of the Company (i) is in good operating condition and repair (subject to normal wear and tear), (ii) subject to receipt of the applicable Consents set forth in Section 3.4(b) of the Disclosure Schedule, is available for immediate use in the business and operation of the Company as currently conducted, and (iii) as of the Effective Time, will not be available for use in the business and operation of Seller or its Affiliates (other than the Company) except as contemplated in the Transition Services Agreement or in Sections 6.8 through 6.11 of this Agreement.

3.10 Real Property and Related Matters.

(a) The Company does not own and has never owned any real property, nor is it party to any agreement to purchase or sell any real property. Section 3.10(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Company Facilities”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy rights and each amendment thereto, the size of the premises and the current annual base rental payable thereunder. The Company has Made Available to Parent true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in the Company Facilities, including all amendments, terminations and modifications thereof (“Company Leases”). All such Company Leases are in full force and effect and are valid and enforceable against the Company, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting creditors’ rights generally and applicable general principles of equity (regardless of whether considered in a proceeding at law or in equity). There is not, under any Company Leases, any existing default (or event which with notice or lapse of time, or both, would constitute a default) of the Company, or to the Knowledge of the Company, any other party thereto. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated herein will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a breach or default) under, or materially impair the rights of the Company or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Company Leases, or otherwise adversely affect the continued use and possession of the Company Facilities by the Company for the conduct of its business as presently conducted. The Company currently occupies all of the Company Facilities for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Company Facilities.

(b) The Company Facilities are in good operating condition and repair and are suitable for the conduct of the business of the Company as presently conducted therein (subject to ordinary wear and tear). To the Company’s Knowledge, neither the operation of the Company on the Company Facilities nor such Company Facilities, violate any Applicable Law relating to such property or operations thereon. To the Company’s Knowledge, no material alterations or improvements have been made to any Company Facilities or on behalf of the Company which would be reasonably likely to be required to be removed or restored at the expiration or earlier termination of the applicable Company Lease. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. The Company is not party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed by the Company with respect to any of the Company Facilities.

3.11 Intellectual Property and Related Matters.

(a) For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(i) “Company Intellectual Property” means any and all Technology and any and all Intellectual Property Rights, including Company Registered Intellectual Property, that is or are owned (in whole or in part) or purported to be owned (in whole or in part) by, exclusively licensed to or otherwise exclusively controlled by, or purported to be exclusively licensed to or otherwise exclusively controlled by, the Company. “Company Intellectual Property” does not include the Seller Cross-Platform IP.

(ii) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or purported to be owned by, filed in the name of, or applied for by or on behalf of, the Company.

(iii) “Intellectual Property Right(s)” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents, design patents, plant patents and plant variety protection certificates, and all registrations and applications therefor and all reissues, divisionals, re-examinations, corrections, renewals, extensions, provisionals, continuations and continuations in-part thereof, and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (“Patents”); (ii) all trade secrets and other rights in know how and confidential or proprietary information throughout the world (“Trade Secrets”); (iii) all rights associated with works of authorship including all copyrights, copyright registrations and applications therefore and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all mask works, mask work registrations and applications therefore, and any equivalent or similar rights (“Mask Works”); (v) all industrial designs and any registrations and applications therefore throughout the world; (vi) all rights in domain names and applications and registrations therefore (“Domain Names”); (vii) all trade names, trade dress, logos or other corporate designations, common law trademarks and service marks, trademark and service mark registrations and applications therefore and all goodwill associated therewith throughout the world (“Trademarks”); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, without limitation, moral rights and publicity rights.

(iv) “Registered Intellectual Property” means any and all United States, foreign, national and international: (i) Patents; (ii) registered Trademarks, applications to register Trademarks, including intent to use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; (v) Domain Name registrations; and (vi) any other Intellectual Property Rights related to the foregoing that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by (excluding any recordation of a lien, security interest or the like), any state, government or other public legal authority at any time.

(v) “Technology” means any or all of the following: (i) works of authorship including, without limitation, derivatives, computer programs, algorithms, instructions, source code and executable code, whether embodied in software, firmware or otherwise, documentation, manuals, designs, files, net lists, formulas, records, data and mask works; (ii) inventions (whether or not patentable), ideas, improvements, discoveries, developments, designs and techniques, information regarding plans for research, and technology; (iii) proprietary and confidential information, including research, technical data and customer and supplier lists and information related thereto, financial analysis, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, general intangibles, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks, service marks; (vi) domain names and websites; (vii) tools, services, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.

(b) Section 3.11(b) of the Disclosure Schedule is a complete and accurate list of (i) all Company Registered Intellectual Property that has not expired or been abandoned, and (ii) all unregistered Trademarks that are included in the Company Intellectual Property. For each of the foregoing items subject to a pending application or issued registration, the listing shall include (u) the respective application or serial number (if applicable), (v) the date of any such application and registration, the jurisdiction(s) in which each such right either exists or, for registrations and applications thereto, has been registered or applied for, (w) an identification of whether the right is solely owned by the Company, jointly owned by the Company, or exclusively licensed to the Company, (x) any other Person that has an ownership interest in such right and the nature of such ownership interest; and (y) the current status of such application or registration.

(c) Each item of Company Registered Intellectual Property is subsisting, and, to the Knowledge of the Company, valid and enforceable, and all necessary fees, including without limitation all registration, maintenance, issuance and renewal fees, in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Except as set forth in Section 3.11(c) of the Disclosure Schedule, to the Knowledge of the Company, there are no actions that must be taken by the Company prior to the date that is one hundred and twenty (120) days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property. Without limiting the foregoing, the Company has not taken any action or allowed any event to occur, and the Company is not aware of any event or circumstances, which would set a patent bar date prior to the date that is one hundred twenty (120) days from the Closing Date with respect to any invention disclosure that the Company is currently evaluating or has determined to file a patent application on. A patent bar date is any date by which the Company must file a patent application in order to preserve Company’s right and ability to seek patent protection for an invention in the United States or in any foreign jurisdiction. Since June 12, 2012, no application for a patent or for a copyright, mask work or trademark registration or any other type of Registered Intellectual Property filed by or on behalf of the Company has been abandoned, allowed to lapse or rejected (other than non-final rejections or registration refusals), except where the Company has, in its reasonable business judgment, decided to abandon, allow to lapse or not further pursue such registration or application, which exceptions are set forth in Section 3.11(c) of the Disclosure Schedule. In each case in which the Company has acquired ownership of any Technology or Intellectual Property Right from any Person, the Company has either obtained such Technology or Intellectual Property Right by operation of Applicable Law or pursuant to a valid and enforceable assignment, in either case sufficient to irrevocably transfer the Technology or Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company. To the maximum extent provided for by, and in accordance with, Applicable Law, the Company has recorded each such assignment of Registered Intellectual Property assigned to the Company with the relevant Governmental Entity, including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. The Company has not claimed a particular status, including “Small Business Status,” in the application for any Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

(d) Except as set forth in the prosecution history of any application to register any Company Intellectual Property, the Company does not have any Knowledge of any information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any Company Registered Intellectual Property invalid or unenforceable, and the Company has not misrepresented, or failed to disclose, and has no Knowledge of any misrepresentation or failure to disclose, any information, materials, facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or misrepresentation with respect to such application or any breach of the duty to disclose information material to patentability under 37 C.F.R. §1.56, or otherwise affect the validity or enforceability of any Company Intellectual Property.

(e) Except as disclosed in Section 3.11(e) of the Disclosure Schedule, each item of Company Intellectual Property, other than Company Intellectual Property licensed to the Company as identified on Section 3.11(e) of the Disclosure Schedule, is owned exclusively by the Company free and clear of any Liens except for Permitted Encumbrances.

(f) Except as disclosed in Section 3.11(f) of the Disclosure Schedule, all Company Intellectual Property will be fully transferable, alienable or licensable by Parent or the Surviving Entity without restriction and without payment of any kind to any third party.

(g) To the extent that any Technology which is owned, possessed, used or controlled by Company has been developed or created for or on behalf of the Company by a third party, the Company has an agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to such Technology either by operation of Applicable Law or by valid assignment or license.

(h) With the exception of Technology that was acquired by the Company through a “shrink wrap” or similar generally available commercial end user or open source license or that is otherwise generally available to the public, all existing Technology used in the conduct of the Company’s business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company, and no third party owns or has any exclusive rights to any of the Company Intellectual Property.

(i) The Company has, and enforces, a policy requiring each employee, consultant and contractor of the Company who was hired or engaged to develop Intellectual Property Rights or Technology for the Company, to execute a proprietary information, confidentiality and assignment agreement, substantially in the form attached hereto as Section 3.11(i) of the Disclosure Schedule, and all such current and former employees, consultants and contractors of the Company have executed such an agreement. Except as set forth in Section 3.11(i) of the Disclosure Schedule, no such person has excluded any of his or her prior inventions that are used by the Company pursuant to such agreements. To the Knowledge of the Company, no employee, individual contractor or individual consultant of the Company: (A) is bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company; or (B) is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality; or (C) has misappropriated any trade secrets of any other Person in the course of performance as an employee, individual consultant or individual contractor of the Company.

(j) The Company has taken the commercially reasonable steps required to protect the Company’s rights in any existing confidential information and Trade Secrets of the Company or provided by any other Person to the Company.

(k) Except as set forth in Section 3.11(k) of the Disclosure Schedule, no Person who has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Technology or Intellectual Property Rights.

(l) Except as disclosed in Section 3.11(l) of the Disclosure Schedule: (A) the Seller or Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Company Intellectual Property, to any other Person; and (B) the Company Intellectual Property and all Technology and Intellectual Property Rights Licensed to the Company includes all Company Intellectual Property and all Technology and Intellectual Property Rights Licensed to the Company that existed as of June 12, 2012 and all other intangible Divestiture Assets (as defined in the DOJ Litigation) other than, in each case, (i) any Intellectual Property Right or Technology right or license that was intentionally abandoned or allowed to lapse, or has expired in the ordinary course of its term and not renewed as applicable, based on a reasonable business decision of Company and (ii) intangible Divesture Assets that do not constitute Technology or Intellectual Property Rights.

(m) Other than outbound “shrink wrap,” “end user” or similar licenses in a form substantially in accordance with the forms set forth on Section 3.11(m) of the Disclosure Schedule and inbound “shrink wrap” and similar publicly available commercial end user or open source licenses made generally available on standard terms or other acquisitions of Technology that is generally available to the public on standard terms, Section 3.11(m) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights. The Company is not in material breach of, nor has the Company failed to perform in any material respect under, any of the foregoing contracts, licenses or agreements and, to the Knowledge of the Company, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder. None of the foregoing contracts, licenses or agreements prohibit assignment, or require consent of any Person to assign, to Parent or the Surviving Entity in connection with the Merger. To the Knowledge of the Company, no third party is in breach of any non-disclosure agreement signed with the Company or of any confidentiality terms of any agreement signed with the Company.

(n) To the Knowledge of the Company, there are no contracts, licenses or agreements between the Company on the one hand and any other Person on the other hand with respect to the Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

(o) To the Knowledge of the Company, the operation of the business of the Company as it currently is conducted or is contemplated to be conducted by the Company, including but not limited to the design, development, use, disclosure, import, branding, advertising, promotion, marketing, license, manufacture, sale, license and distribution of the products, or services or other Technology of the Company does not and will not when conducted by the Surviving Entity in substantially the same manner following the Closing infringe or misappropriate any Intellectual Property Right of any Person, and, except as set forth in Section 3.11(o) of the Disclosure Schedule, the Company has not received notice from any Person claiming that such operation or any act, product, or service or other Technology of the Company infringes or misappropriates any Intellectual Property Right of any Person, nor does the Company have Knowledge of any basis therefor.

(p) To the Knowledge of the Company, no Person is infringing or misappropriating, or, since June 12, 2012, has infringed or misappropriated, any Company Intellectual Property.

(q) Except as set forth in Section 3.11(q) of the Disclosure Schedule, no Company Intellectual Property owned by the Company, and, to the Knowledge of Company, no Company Intellectual Property licensed to the Company, is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

(r) No (i) product, Technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates in any material respect any law, regulation or, to the Knowledge of the Company, any right of privacy or publicity.

(s) The Company Intellectual Property and all Technology and Intellectual Property Rights licensed to the Company constitute all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted, and, to the Knowledge of the Company, as it is currently planned or contemplated to be conducted by the Company, including, without limitation, the design, development, manufacture, use, disclosure, import, branding, advertising, promotion, marketing, sale, license and distribution of products or other Technology of the Company, including performance of services (including such Technology currently under development). The Company Intellectual Property and all Technology and Intellectual Property Rights licensed to the Company as of June 12, 2012 constituted all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it was conducted on June 12, 2012.

(t) Except as disclosed in Section 3.11(t) of the Disclosure Schedule, none of the execution, delivery and performance of this Agreement by the Company, the performance by the Company of its obligations hereunder, nor the consummation of the transactions contemplated in this Agreement will result in, by operation of law or pursuant to the terms of any contracts or agreements to which Company is a party, (i) any third party (including Seller) being granted rights or access to, or the placement in or release from escrow, of any Company Intellectual Property, (ii) Parent granting to any third party any right, title or interest to or with respect to any Intellectual Property Rights owned by, or licensed to, Parent pursuant to any agreement to which the Company is a party or by which it is bound, (iii) Parent or the Surviving

Entity being bound by, or subject to, any noncompete or other restriction on the operation or scope of their respective businesses, or any covenant not to sue, (iv) to the Knowledge of the Company, any restriction on the ability of the Parent or the Surviving Entity to share information relating to its ongoing business or operations, excluding any third party information held by the Company that is subject to a confidentiality agreement between the Company and such Person, (v) Parent or the Surviving Entity being obligated to pay any royalties, fees, honoraria or other amounts to any third party in excess of those payable by the Company prior to the Closing Date pursuant to agreements to which the Company is a party or by which it is bound; (vi) a material breach of or default (or an event that with or without notice or lapse of time or both would become a material breach or default) under any instrument, license or other agreement governing any Intellectual Property Rights owned by or licensed to the Company; (vii) the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company Intellectual Property or giving others any rights of termination, amendment, acceleration or cancellation of any Material Contract involving Company Intellectual Property or other Technology or Intellectual Property Right used in the Company’s business; (viii) the material impairment of Parent’s or the Surviving Entity’s right to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any Company Intellectual Property; or (ix) the creation of a Lien on any of the Company Intellectual Property, except for Permitted Encumbrances.

(u) Section 3.11(u) of the Disclosure Schedule contains a true and complete list of all of the software programs included in or developed for inclusion in the Company’s products or services by the Company or any third party (including all software programs embedded or incorporated in the Company’s products, including all products of the Company as of June 12, 2012) (the “Company Software Programs”). Except as listed in Section 3.11(u) of the Disclosure Schedule, the Company Software Programs do not contain any third party software or Public Software. The list in Section 3.11(u) of the Disclosure Schedule shall contain (i) the name of any such third party software or Public Software, (ii) the license name and version pursuant to which the Company has received a license to such third party software or Public Software, and (iii) the identification of whether such third party software or Public Software has been modified and/or distributed. “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCSL); (6) the Sun Industry Standards License (SISL); (7) the BSD License; and (8) the Apache License. The Company has, within the six (6) month period immediately preceding June 12, 2012, completed a commercial scan (e.g., Black Duck) of all of its source code to identify all Public Software contained in such source code. The Company has Made Available a true and correct copy of the relevant report to Parent. All Public Software identified in the report has been identified in Section 3.11(u) of the Disclosure Schedule. The Company is in material compliance with all license requirements of the Public Software identified in the report. Since June 12, 2012, the Company has not used, modified, or distributed any software that is subject to an open source license in a manner that: (i)

requires (or conditions the use or distribution of such software on) the disclosure, licensing or distribution of any source code for any Company Intellectual Property; or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Intellectual Property (other than attribution or similar obligations).

(v) Section 3.11(v) of the Disclosure Schedule contains a list of all Contracts in which the Company has agreed to place Company Intellectual Property into escrow and, upon the occurrence of certain events specified in such Contracts to release such source code to a third party. Except for the source code escrow obligations described in the immediately preceding sentence, the Company has not licensed, distributed or disclosed, is not obligated to license, distribute or disclose, and has no Knowledge of any distribution or disclosure by any third party of, the source code for any Company Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, nor will the consummation of the transactions contemplated herein, result in the disclosure or release of such source code by the Company or escrow agent(s) or any other person to any third party.

(w) The Company employs commercially reasonable measures to ensure that the Company Software Programs do not contain any viruses. For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable, or harm in any manner the operation of any software or hardware or to allow a third party to have access to the user’s computer or network without such user’s authority, or to damage or destroy any data or file without the user’s consent.

(x) No government funding, facilities or resources of a university, college, other educational institution or research center were used in the development of the Company Intellectual Property and, to the Knowledge of the Company, no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.

(y) Section 3.11(y) of the Disclosure Schedule sets forth a list of all material Computer Systems (other than Software listed in Section 3.11(y) of the Disclosure Schedule and so-called “off-the-shelf” products and “shrink wrap” software licensed to the Company in the ordinary course of business) owned, leased or licensed by the Company that are necessary for the operation of the business. Since June 12, 2012, there has been no failure or other material substandard performance of any Computer Systems owned or leased by the Company which has caused any material disruption to the business of the Company. Except as set forth in Section 3.11(y) of the Disclosure Schedule, the Company has taken commercially reasonable steps to provide for the back-up and recovery of data and information and has commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. The Company has taken reasonable actions to protect the integrity and security of its Computer Systems and the software information and data stored thereon from unauthorized use, access, or modification by third parties.

(z) Section 3.11(z)(i) of the Disclosure Schedule sets forth a list of each feature, improvement, upgrade or any other Technology related to PRR Platforms developed by Seller since June 12, 2012 for use with the Seller’s PRR Platform. “PRR Platform” means the front-end and back-end technologies, including features such as moderation, syndication, and analytics, that enables the collection, organization, storage, use and display of user-generated product ratings and reviews and related content on a website. Section 3.11(z)(ii) of the Disclosure Schedule sets forth all Seller patents and patent applications related to PRR Platforms issued or filed as of the date of the Original Agreement.

(aa) If Seller and Parent consummate the Merger and execute and deliver the Transition Services Agreement, then the business of the Company shall be fully operational at the Effective Time.

3.12 Accounts Receivable. Accounts receivable, net, is reported in the Financial Information on a basis consistent with GAAP. Accounts receivable of the Company as of April 30, 2014 have arisen from bona fide transactions in the ordinary course of business. Except as set forth on Section 3.12 of the Disclosure Schedule, no Person has any Lien (other than Permitted Encumbrances) on any of the Company’s accounts receivable.

3.13 Privacy and Data Protection.

(a) The Company has not collected, used, transmitted, disposed, retained, disclosed or otherwise processed, any Covered Personal Information in violation of any Privacy Policy or the privacy rights of third parties or any Applicable Law, including any applicable Privacy Law. The Company has not been notified of, and is not the subject of, any regulatory investigation or Legal Proceeding related to data security or privacy. No person (including any Governmental Entity) has made any claim or commenced any Legal Proceeding with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company (or any of its directors, officers, employees or contractors) or with respect to the Company’s business.

(b) The Company has in effect a privacy policy regarding the collection, use and disclosure of information in connection with the operation of the Company’s business, including, without limitation, the collection, use and disclosure of Covered Personal Information. Section 3.13 of the Disclosure Schedule contains each Company privacy policy and each Seller privacy policy applicable to the Company since, in each case, June 12, 2012 (each, a “Privacy Policy”) and identifies the period of time during which such Company Privacy Policy was or has been in effect. The Company has posted the current version of the Company Privacy Policy in a clear and conspicuous location on its web site. The Company has complied at all times and in all material respects with all of the Company Privacy Policies. The Company has reasonable security measures in place that are designed to protect Covered Personal Information it receives from illegal or unauthorized access, use, or disclosure, including, without limitation, a written information security program. To the Knowledge of the Company, no person has gained unauthorized use of or access to any Covered Personal Information held by the Company or other data or information in any Company database. For Covered Personal Information subject to European Privacy Legal Requirements only, such Covered Personal Information has only been transferred to a country outside the European Economic Area where the Company has taken steps to ensure an adequate and legally compliant level of protection for such Covered Personal Information. The performance by the Company of its obligations hereunder, including the assignment and transfer to Surviving Entity of Covered Personal Information resulting from such transactions, will not violate any applicable Privacy Law or the Privacy Policy of the Company as it currently exists or as it existed at any time during which any of such Covered Personal Information was collected, obtained, used, transmitted, disposed, retained, disclosed or otherwise processed.

3.14 Compliance.

(a) Compliance. Except as set forth in Section 3.14(a) of the Disclosure Schedule, the Company is currently and has been in compliance with Applicable Laws in all material respects. Other than the DOJ Litigation, no investigation or review by any Governmental Entity is pending, or to the Knowledge of the Company, has been threatened, against the Company. There is no judgment, injunction, order or decree binding upon the Company.

(b) Permits. The Company holds, to the extent required by Applicable Law, all material franchises, permits, certificates, licenses, consents, filings, sanctions, registrations, variances, exemptions, orders, authorizations and approvals from, and has made all declarations and filings with, all Governmental Entities (“Permits”) for the operation of the business of the Company as presently conducted. No suspension or cancellation of any such Permit is pending or, to the Knowledge of the Company, threatened. Each such Permit is valid and in full force and effect, and the Company is in compliance with the terms of such Permits. Section 3.14(b) of the Disclosure Schedule provides a complete list of all Permits held by the Company.

(c) Export and Import Laws. The Company has complied in all material respects with applicable U.S. Export and Import Laws and has not made a voluntary disclosure with respect to any violation of such laws. The Company has prepared and timely applied for all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of the Company’s business. The Company has at all times been in compliance in all material respects with all Applicable Laws relating to trade embargoes and sanctions, and no product, service or financing provided by the Company has been, directly or indirectly, provided to, sold to or performed for or on behalf of Cuba, Iran, Libya, North Korea, Sudan, Syria, or any other country or Person against whom the U.S. maintains economic sanctions or an arms embargo.

(d) Export Proceedings. There is no export or import related proceeding, investigation or inquiry pending, or to the Knowledge of the Company, threatened against the Company or any officer or director (in their capacity as an officer or director of the Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

3.15 Brokers’ and Finders’ Fees. Except as set forth on Section 3.15 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which the Company or Seller is a party or any transaction contemplated herein or therein.

3.16 Restrictions on Business Activities. Other than as listed on Section 3.16 of the Disclosure Schedule, the Company is not a party to or bound by any Contract under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market.

3.17 Employment Matters.

(a) The Company and, with respect to Employees, Seller are in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Company’s Knowledge, threatened against the Company, or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Company’s Knowledge, threatened claims or actions against the Company or, to the Company’s Knowledge, any Company trustee under any worker’s compensation policy or long-term disability policy. The Company is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided to the Company by each of the Company’s and its ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Section 3.17 of the Disclosure Schedule lists all liabilities of the Company to any Employee, that result from the termination by the Company, Parent or any of its subsidiaries of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. The Company has no material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(b) No Employees were employed by the Company after July 31, 2012. Section 3.17(b) of the Disclosure Schedule includes a table setting forth the name, hiring date, title, annual salary or base wages, commissions (including amounts earned in 2013), bonus (target, maximum and any amounts paid for the current year) and accrued but unpaid vacation balances of each current Employee as of the date of the Original Agreement. To the Knowledge of the Company, no Employee intends to terminate his or her employment for any reason and neither Seller nor the Company intends to terminate any such Employee, in each case, other than in accordance with any employment arrangements as may be provided for in this Agreement.

3.18 Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company is pending, or to the Knowledge of the Company, threatened. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor matters involving any Employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company. The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar foreign, state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar foreign, state or local law, or incurred any liability or obligation under WARN or any similar foreign, state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar foreign, state or local law.

3.19 Employee Benefit Plans.

(a) Section 3.19 of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan. The Company has not made any plan or commitment to establish or enter into any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Applicable Law, or to conform any such Company Employee Plan or Employee Agreement to the requirements of any Applicable Law or as required by this Agreement, in each case as previously disclosed to Parent in writing).

(b) The Company has Made Available each Employee Agreement that is in writing. No Company Employee Plan is sponsored by the Company and the Company is not a participating employer in any Company Employee Plan. The Company is not party to and has no liability for any Employee Agreement. The Company has Made Available a summary of the benefits provided by each Company Employee Plan.

(c) Except as would not reasonably be expected to result in liability to the Company or Parent, the Company and each ERISA Affiliate has performed in all respects all obligations required to be performed by it under each Company Employee Plan, are not in default or violation of, and have no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all respects in accordance with its terms and in compliance with all Applicable Laws, including but not limited to ERISA and the Code.

(d) Any Company Employee Plan intended to be qualified under Section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Company Employee Plan’s qualified status under the Code, (ii) has a timely filed request for such a determination letter pending with the IRS or has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to request, and to adopt any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status.

(e) None of the Company, any ERISA Affiliate or, to the Knowledge of the Company, any other Person has, with respect to any Company Employee Plan, engaged in a “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 4975 of the Code, Section 408 of ERISA (or any exemption issued thereunder).

(f) Except as would not reasonably be expected to result in liability to the Company or Parent, there are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits, appeals of such claims and domestic relations order proceedings) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent or the Company (other than for benefits accrued as of the termination and administrative expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan that would reasonably be expected to result in liability to the Company or Parent. Neither the Company nor any ERISA Affiliate is subject to a penalty or Tax with respect to any Company Employee Plan under Sections 4975 through 4980 of the Code or Section 502(i) of ERISA that would reasonably be expected to result in liability to the Company or Parent. The Company and its ERISA Affiliates has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan with respect to the Employees.

(g) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) “multiple employer plan” within the meaning of Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides or has provided health benefits that are not fully insured through an insurance contract.

(h) No Company Employee Plan or Employee Agreement provides or has provided, or reflects or represents any liability to provide, post-termination, retiree or post-employment health, life insurance, or other employee welfare benefits to any person for any reason, except (i) as may be required by Applicable Law, including, without limitation, COBRA, (ii) disability benefits related to disabilities incurred prior to termination of employment, and (iii) conversion rights; and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee or other person would be provided with post-termination, retiree or post-employment health, life insurance, or other employee welfare benefits, except (i) to the extent required by Applicable Law, including, without limitation, COBRA,

(ii) disability benefits related to disabilities incurred prior to termination of employment, and (iii) conversion rights. Section 3.19(h) of the Disclosure Schedule accurately: (i) identifies each former Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any compensation or benefits (whether from the Company or otherwise) relating to such former Employee’s service with the Company, other than Employee-paid COBRA benefits and benefits under any qualified retirement plan; and (ii) briefly describes such benefits.

(i) Except as would not reasonably be expected to result in liability to the Company or Parent, the Company and each ERISA Affiliate has, prior to the Effective Time, complied in all material respects with COBRA, FMLA, HIPAA, and any similar provisions of Applicable Law applicable to Employees.

(j) Except for the bonus plan accrual for Seller’s fourth quarter of 2014 bonuses, the Company is in compliance with all of its bonus, commissions and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned, and is not liable for any payments, Taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(k) Except as provided in Section 3.19(k) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated herein will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting (except as required by Section 411(d)(3)), distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(l) The Company does not have an obligation to maintain, establish, sponsor, participate in or contribute to an International Employee Plan.

3.20 Environmental Matters.

(a) To the Knowledge of the Company, the Company is currently and has been in compliance with all applicable Environmental Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been made, given, filed or commenced (or, to the Knowledge of the Company, threatened) by any Person against the Company alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials. In each case, and in all material respects, the Company has obtained, and, to the Knowledge of the Company, is and has at all times been in compliance with all of the terms and conditions of, all Permits that are required under any Environmental Law (“Environmental Permits”) and, to the Knowledge of the Company, has at all times complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental Law. Each such Environmental Permit is set forth in Section 3.20(a) of the Disclosure Schedule.

(b) To the Knowledge of the Company, no physical condition exists on or under any property that may have been caused by the operations or activities of the Company that could give rise to any investigative, remedial or other obligation under any Environmental Law or that could result in any kind of liability in any material respect to any third party claiming damage to Person or property as a result of such physical condition.

(c) To the Knowledge of the Company, all properties and equipment used by the Company in its business are and have been free of Hazardous Materials except for any Hazardous Materials in small quantities found in products used by the Company for office or janitorial purposes in material compliance with Environmental Laws.

(d) The Company has Made Available to Parent true and complete copies of all internal and external audits and studies relating to compliance with Environmental Laws that are in its possession or control relating to the Company and its operations.

3.21 Material Contracts. Section 3.21 of the Disclosure Schedule sets forth a list of all Material Contracts including the name of the parties thereto, the date of each such Material Contract and each amendment thereto. All Material Contracts in full force and effect and are valid and enforceable against the Company and, to the Knowledge of the Company, against the other party or parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting creditors’ rights generally and applicable general principles of equity (regardless of whether considered in a proceeding at law or in equity), and are not in default, no payments or other material obligations are past due, and no circumstance exists that, with or without notice, the passage of time or both, could constitute a material default under any Material Contract by the Company or, to the Knowledge of the Company, by any other party thereto. The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract that has not been, in all material respects, fully remedied and withdrawn. Subject to the receipt of any applicable Consents set forth on Section 3.4(b) of the Disclosure Schedule, the consummation of the transactions contemplated in this Agreement or any other Transaction Document to which the Company is a party will not affect the enforceability against any Person of any such Material Contract. The Company has Made Available to Parent true and complete copies of all Material Contracts including all amendments and modifications thereof. As of the date of the Original Agreement, no party to a Material Contract has notified the Company that it intends to cancel, terminate, shorten the term or reduce the service fee under such Material Contract, other than notices related to Material Contracts that were renewed or amended after receipt by the Company of such notice.

3.22 Insurance.

(a) Section 3.22(a) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, directors and officers liability, professional liability insurance, errors and omissions insurance, or workers’ compensation coverage and bond and surety arrangements) to which the Company is currently a party or otherwise an insured: (i) the name, address and telephone number of the agent or broker; (ii) the name of the insurer, the name of the policyholder and the name of each covered insured; (iii) the policy number and the period of coverage; (iv) a list of all premiums paid by policy; (v) whether the policy is claims-based or occurrence-based; and (vi) all claims related to the Company made against such policy in the past twelve (12) months. Each of such insurance policies is in full force and effect. Each such insurance policy is a legal, valid, binding, and enforceable obligation of the Company, and to the Knowledge of the Company, the insurer party thereto. Neither the Company, nor to the Knowledge of the Company, any other Person, is in breach or default, in any material respect, under any such insurance policy (including with respect to the payment of premiums or the giving of notices), and to the Knowledge of the Company, no event has occurred that, with or without notice or the lapse of time or both, would constitute such a breach or default, in any material respect, or permit termination, modification or acceleration, under any such insurance policy. To the Knowledge of the Company, no party to any such insurance policy has repudiated any provision thereof. With respect to each such insurance policy: (i) no limit has been exhausted or materially reduced; and (ii) any Knowledge of a material claim has been reported to the appropriate carrier for claims-made reporting procedures. The Company has Made Available to Parent complete and accurate copies of each insurance policy listed on Section 3.22(a) of the Disclosure Schedule.

(b) Section 3.22(b) of the Disclosure Schedule lists all self-insurance arrangements affecting the Company.

3.23 Transactions with Related Parties. Except as set forth on Section 3.23 of the Disclosure Schedule, neither Seller, any direct or indirect subsidiary of Seller nor any employee, officer or manager of Seller or the Company, nor, to the Knowledge of the Company, any member of his or her immediate family, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, except to the extent the Company has an obligation to reimburse employees for expenses incurred pursuant to the Company’s expense reimbursement policies. To the Knowledge of the Company, other than as listed on Section 3.23 of the Disclosure Schedule, none of such Persons (other than Seller and its direct or indirect subsidiaries) has any direct or indirect ownership interest in (a) any Person with which the Company has a business relationship or (b) any Person that competes with the Company (in each case, other than the ownership of less than one percent of the outstanding class of publicly traded stock in publicly traded companies that may compete with the Company). Seller does not use any Company assets, including Company Intellectual Property, nor has the Company assigned or transferred rights in any such assets to Seller since June 12, 2012, other than Technology or Intellectual Property Rights that are part of the Company Cross-Platform IP. Section 3.23 of the Disclosure Schedule also summarizes any and all claims made by Seller against the Company’s prior members for breach of that certain Agreement and Plan of Merger, dated May 24, 2012, among Seller, the Company and the other parties thereto (the “2012 Agreement”).

3.24 Books and Records. The minute books of the Company contain complete and accurate records of all meetings and other corporate actions of the members and managers of the Company. True and complete copies of the minute books of the Company have been Made Available to Parent and will be delivered to Parent at the Closing.

3.25 Absence of Changes. Since January 1, 2013, there has not occurred any Material Adverse Effect on the Company. Except as set forth on Section 3.25 of the Disclosure Schedule or as otherwise contemplated herein, from such date, the Company has conducted its business only in the ordinary course of business consistent with past practices, and the Company has not:

(a) failed to use commercially reasonable efforts to (i) preserve intact the Company’s present business organization and (ii) preserve its relationships with customers;

(b) failed to use commercially reasonable efforts to maintain its assets in their current condition, except for ordinary wear and tear, or failed to repair, maintain, or replace any of its material equipment in accordance with the normal standards of maintenance applicable in the industry;

(c) amended, terminated, assigned any rights to Seller under, or failed to use commercially reasonable efforts to renew any Material Contract, or received any written notice or other notification that any other Person has or intends to take any such actions, in either case other than in the ordinary course of business;

(d) entered into any Contract either (i) that is a Material Contract or (ii) outside the ordinary course of business, other than those that have been Made Available to Parent;

(e) entered into any lease, license, sublease or other occupancy of any Company Facilities by the Company;

(f) transferred, granted any license or sublicense of any rights under or with respect to any of its Intellectual Property other than in the ordinary course of business consistent with past practice;

(g) made or pledged to make any charitable or other capital contribution in excess of $50,000 in the aggregate;

(h) adopted, terminated or amended any Company Employee Plan or Employee Agreement, made any contribution to any Company Employee Plan or Employee Agreement (other than regularly scheduled contributions) or materially increased in any manner the compensation or benefits of any officer, manager, director, or employee or other personnel (whether employees or independent contractors);

(i) made any oral or written misrepresentation to any employee (that was not subsequently corrected prior to the date of the Original Agreement) with respect to any material aspect of any Company Employee Plan or Employee Agreement or made any oral or written commitment that is not in accordance with the existing written terms and provisions of such Company Employee Plan or Employee Agreement;

(j) commenced or settled any lawsuit by the Company, or been a party to or the subject of the commencement, settlement, notice or, to the Knowledge of the Company, the threat of any lawsuit or proceeding or other investigation against the Company or relating to any of its businesses, properties or assets, or had any reasonable basis for any of the foregoing;

(k) been made aware of any claims or matters raised by any individual, Governmental Entity, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company;

(l) acquired (including by merger, consolidation, or the acquisition of any equity interest or assets) or sold (whether by merger, consolidation, or the sale of an equity interest or assets), leased, or disposed of any material assets except for fair consideration in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices, whether in one or more transactions, in no event involving assets having an aggregate fair market value in excess of $10,000;

(m) mortgaged, pledged, or subjected to any Lien, other than Permitted Encumbrances, any of its assets;

(n) made any loans, advances or capital contributions to, or investment in, any other Person;

(o) entered into any material joint ventures, strategic partnerships or alliances;

(p) except as required by GAAP or Applicable Law, changed any of the accounting principles or practices used by it;

(q) changed its practices and procedures with respect to the collection of accounts receivable or offered to discount the amount of any account receivable or extended any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto, other than in the ordinary course of business;

(r) declared, paid or set aside assets for any dividend or otherwise declared or made any other distribution with respect to its units, or purchased, redeemed or acquired any units or other securities of the Company;

(s) incurred any Indebtedness not in the ordinary of course of business;

(t) failed to pay any Indebtedness or any other account payable as it became due, or materially changed its existing practices and procedures for the payment of Indebtedness or other accounts payable;

(u) paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise) in an amount individually in excess of $10,000, other than claims, liabilities or obligations arising in the ordinary course of business;

(v) cancelled, compromised, waived or released any right or claim other than rights or claims in the ordinary course of business;

(w) incurred or committed to incur any capital expenditures, capital additions or capital improvements in excess of $10,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(x) to the extent having done so would affect the Surviving Entity or its assets after the Closing, made or changed any material Tax election, adopted or changed any Tax accounting method, entered into any closing agreement or Tax ruling, settled or compromised any Tax claim or assessment, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or surrendered any right to claim a Tax refund; or

(y) authorized, approved, agreed to or made any commitment to take any actions set forth in this Section 3.25.

3.26 Product Warranties. There is no claim, action, suit or proceeding pending with respect to the product or service warranty of any product or service sold or licensed to a customer of the Company, or to the Knowledge of the Company, threatened against the Company. Section 3.26 of the Disclosure Schedule sets forth all claims, actions, suits or proceedings filed or threatened in writing against the Company or Seller since June 12, 2012 with respect to the product or service warranty of any product or service of the Company sold or licensed to a customer of the Company. Except as set forth in Section 3.26 of the Disclosure Schedule, no product or service sold, licensed, distributed or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the Company’s standard indemnities set forth in customer, vendor, consulting, and other agreements, except for such guarantees, warranties and indemnities that are implied under Applicable Law and not disclaimable. The Company has Made Available to Parent copies of the standard terms and conditions of its customer, reseller and partner agreements (containing applicable guaranty, warranty, and indemnity provisions) currently in effect.

3.27 Customers; Vendors.

(a) Section 3.27 of the Disclosure Schedule sets forth a list of the forty (40) largest customers of the Company by annual service fee during the four-month period ended April 30, 2014 and the 12-month period ended December 31, 2013 (collectively, the “Major Customers”). No Major Customer has (i) canceled, terminated or adversely modified its contract with the Company, or (ii) notified the Company in writing that it intends to cancel, terminate, shorten the term or reduce the service fee under its contract with the Company. The Company is not otherwise engaged in any material dispute with any Major Customer and, to the Knowledge of the Company, no Major Customer intends to terminate its business relations with the Company or shorten the term of or reduce the service fee under such Major Customer’s contract with the Company.

(b) Section 3.27(b) of the Disclosure Schedule sets forth a list of all of Seller’s customers that either (i) renewed a Contract for the provision of a PRR Platform with Seller since June 12, 2012 or (ii) became a new customer of Seller for a PRR Platform since June 12, 2012, which list includes the name of each such customer, the date on which such customer’s Contract with Seller expires and/or is up for renewal.

(c) Section 3.27(c) of the Disclosure Schedule sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for the 12-month period ended December 31, 2013 (the “Major Vendors”); and (ii) the amount of purchases from each Major Vendor during such period.

Except as set forth in Section 3.27(c) of the Disclosure Schedule, the Company has not received any written notice, and has no reason to believe, that any of the Major Vendors has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate its relationship with the Company.

(d) Between April 17, 2014 and the date of the Original Agreement, (i) no customer has terminated its Contract with the Company and become a customer of Seller, (ii) Seller has not accepted any Contracts from a customer of the Company and (iii) Seller has not terminated any Contracts with customers of the Company for failure to pay service fees.

(e) Since April 17, 2014, Seller has not transferred any customer using the Company ratings and reviews platform to a Seller ratings and reviews platform (except for those customers who, prior to April 17, 2014, signed an agreement to transfer and as of April 17, 2014 had begun the process of transferring from the Company ratings and reviews platform to a Seller ratings and reviews platform).

(f) Since April 17, 2014, Seller has not entered into any Contract with any customer using the Company ratings and reviews platform pursuant to which Seller would use a Seller ratings and reviews platform to provide services to such customer.

(g) Seller has directed all Seller employees that they may not solicit or encourage any Seller or Company customer that is on the Company ratings and reviews platform to switch to the Seller ratings and reviews platform.

(h) Since April 17, 2014, Seller has rejected any request from a Company ratings and reviews customer that has not signed a contract with Seller prior to April 17, 2014 to switch from the Company ratings and reviews platform to the Seller ratings and reviews platform.

(i) With respect to each customer on the Company ratings and reviews platform who (a) had not signed a contract with Seller prior to April 17, 2014, and (b) is a party to a Contract with the Company that expires prior to the Effective Time, Seller has (i) offered to extend such customer’s existing Contract through the Effective Time at no cost to such customer and (ii) if such customer has discussed with Seller its desire to transfer from the Company ratings and reviews platform to the Seller ratings and reviews platform, Seller has informed such customer that Seller is unable to transfer such customer from the Company ratings and reviews platform to the Seller ratings and reviews platform and has encouraged such customer to renew its Contract on the Company ratings and reviews platform.

3.28 Foreign Corrupt Practices. Excluding the payment of taxes, custom duties, license fees and other charges required to be paid by Applicable Laws, neither the Company, nor any of its officers, directors, managers, employees or agents has made, offered or agreed to make any loan, gift, donation or other payment, directly or indirectly, to an official of any Governmental Entity in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1 et seq. or its equivalent in any jurisdiction where the Company conducts business.

3.29 Disclosures. Neither this Agreement (including any Exhibit or Schedule hereto) nor any other Transaction Document to which the Company is a party contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATION AND WARRANTIES OF PARENT AND THE MERGER SUB

Parent and the Merger Sub jointly and severally represent and warrant to the Company (with the understanding and acknowledgement that the Company would not have entered into this Agreement without being provided with the representations and warranties set forth herein, and that these representations and warranties constitute an essential and determining element of this Agreement) as follows:

4.1 Organizational Matters.

(a) Organization, Standing and Power to Conduct Business. Each of Parent and the Merger Sub is an entity duly organized, validly existing and in good standing under the laws of the state of its respective jurisdiction of formation; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to do so would not cause a Material Adverse Effect on Parent or the Merger Sub.

(b) Charter Documents. Parent has made available to Seller true and complete copies of the certificate of formation and operating agreement of Parent, as amended to date and in effect on the date of the Original Agreement (such instruments and documents, the “Parent Charter Documents”). Parent is not in violation of any of the provisions of the Parent Charter Documents. The Merger Sub has made available to the Company true and complete copies of the certificate of formation and operating agreement of the Merger Sub, as amended as of the date of the Original Agreement and in effect as of the date of the Original Agreement (such instruments and documents, the “Merger Sub Charter Documents”). The Merger Sub is not in violation of any of the provisions of the Merger Sub Charter Documents.

4.2 Authority and Due Execution.

(a) Authority. Each of Parent and the Merger Sub have all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which they are a party and to consummate the transactions contemplated herein or therein. The execution and delivery of this Agreement and the other Transaction Documents to which Parent or the Merger Sub is a party and the consummation by Parent and the Merger Sub of the transactions contemplated herein or therein have been duly authorized by all necessary corporate action on the part of Parent and the Merger Sub and no other corporate proceedings on the part of Parent or the Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Parent or the Merger Sub or to consummate the transactions contemplated herein or therein.

(b) Due Execution. This Agreement and each other Transaction Document to which Parent or the Merger Sub is a party has been, or upon execution and delivery will be, duly executed and delivered by Parent and the Merger Sub and constitutes, or upon execution and delivery will constitute, the valid and binding obligations of Parent and the Merger Sub enforceable against them in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting creditors’ rights generally and applicable general principles of equity (regardless of whether considered in a proceeding at law or in equity).

4.3 Non-Contravention and Consents.

(a) Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document by Parent and the Merger Sub does not, and the performance of this Agreement and each other Transaction Document by Parent and the Merger Sub will not, (i) conflict with or violate the governing documents of Parent or the Merger Sub, in each case as amended to as of the date of the Original Agreement and in effect as of the date of the Original Agreement; (ii) conflict with or violate any Applicable Laws; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a breach or default) under, or impair the rights of Parent or the Merger Sub or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of Parent’s or the Merger Sub’s assets or properties pursuant to, any obligation to which the Parent or the Merger Sub is a party or by which Parent or the Merger Sub may be bound.

(b) Contractual Consents. No Consent under any agreement to which Parent or the Merger Sub is a party is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Parent or the Merger Sub or the consummation of the transactions contemplated herein or therein.

(c) Governmental Consents. Except in connection with the DOJ Litigation, no Consent of any Governmental Entity is required to be obtained or made by Parent or the Merger Sub in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by Parent or the Merger Sub or the consummation of the transactions contemplated herein or therein, except for (i) the filing of other Consents under Antitrust Laws or related court orders, and the expiration or termination of the applicable waiting periods thereunder, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(d) No Changes. Since March 31, 2014, there has not occurred a Material Adverse Effect on Parent.

4.4 Stock Purchase Agreement. Concurrently with the execution of this Agreement, Parent has entered into a Stock Purchase Agreement with ABS Capital Partners VII, L.P., a redacted copy of which has been provided to Seller.

ARTICLE V

COVENANTS OF SELLER AND THE COMPANY

5.1 Conduct of Business. Except as contemplated in this Agreement or to the extent that Parent otherwise consents in writing, which consent shall not be unreasonably conditioned, delayed or withheld, from the date of the Original Agreement until the Closing or earlier termination of this Agreement pursuant to Section 9.1, each of Seller and the Company covenants and agrees that the Company will not and Seller will cause the Company not to:

(a) fail to act in the ordinary course of business and consistent with past practices of the Company, or fail to use reasonable efforts to maintain and preserve intact its current organization and operations and to preserve its relationships with its employees, customers, suppliers and others having business relationships with the Company;

(b) incur any Indebtedness or impose a Lien (other than a Permitted Encumbrance) on any of the material assets or properties of the Company;

(c) take any action, or fail to take any action, that would be required to be listed on Section 3.25 of the Disclosure Schedule if such action or failure to act had occurred on or after January 1, 2013 and prior to the date of the Original Agreement;

(d) (i) merge or consolidate with or into any other Person; (ii) dissolve or liquidate; (iii) sell, lease or exclusively license all or a substantial or material portion of its assets; or (iv) permit the sale or transfer of any units or interests therein;

(e) issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any units or other securities of any class or any options, warrants, calls, rights, commitments, agreements, arrangements or undertakings to issue, deliver or sell, or cause to be issued, delivered or sold, units or other securities of any class;

(f) change, amend, modify or repeal any provision of the Company Charter Documents;

(g) guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any Person;

(h) to the extent doing so would affect the Surviving Entity or its assets after the Closing, make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, surrender any right to claim a Tax refund or file any material Return (including any amended Return) unless such Return has been provided to Parent for review within a reasonable period prior to the due date for filing and Parent has consented to such filing;

(i) change its practices and procedures in any material respect with respect to the collection of accounts receivable or offer to discount the amount of any account receivable with respect thereto, other than in the ordinary course of business;

(j) fail to pay any Indebtedness or any other accounts payable as they become due, or change in any material respect its existing practices and procedures for the payment of Indebtedness or other accounts payable;

(k) commence a lawsuit, administrative proceeding, mediation, arbitration or other similar proceeding other than relating to or arising out of this Agreement or the agreements and transactions contemplated herein, other than actions for collection instituted in the ordinary course of business;

(l) settle any Legal Proceeding;

(m) make any claim under or reduce the amount of any insurance coverage provided by existing insurance policies;

(n) make any loan to, or enter into any transaction with, Seller or any of its direct or indirect subsidiaries or the Company’s directors, managers, officers or employees, including any member of his or her immediate family, as applicable;

(o) enter into any collective bargaining agreement;

(p) declare, pay or set aside assets for any dividend or otherwise or declare or make any other distribution with respect to its units or other securities, or purchase, redeem or acquire any units or other securities except as contemplated in this Agreement;

(q) and Seller will not, hire or terminate any Employee, or grant any bonus, commission or salary increase to any current Employee outside the ordinary course of business;

(r) and Seller will not, make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any Employee, except payments made pursuant to written agreements existing on the date of the Original Agreement and described in reasonable detail on Schedule 5.1;

(s) and Seller will not, make any representations or commitment or issue any communications to Employees relating to future compensation, benefits or consideration to be received in connection with this Agreement that are inconsistent with this Agreement or the Transaction Documents or the transactions contemplated herein or therein, including any representations regarding offers of employment from Parent;

(t) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Company Leases;

(u) make any payment or agreement relating to the surrender, cancellation, amendment or agreement not to exercise any option or warrant issued by the Company;

(v) enter into any Material Contract; or

(w) approve, propose, authorize any of, or commit or agree to take any of, the foregoing actions.

5.2 Access and Information. Subject to Applicable Law, until the Closing or earlier termination of this Agreement pursuant to Section 9.1, Seller and the Company will afford to Parent, the Merger Sub and their representatives (including accountants and legal counsel), upon reasonable advance notice and during normal business hours, reasonable access to all properties, books, records, financial statements and Returns of the Company and all other information with respect to the Company’s business, together with the opportunity to make copies of such books, records, financial statements and other documents and to discuss the business of the Company with such directors, managers, officers, employees and counsel for Seller and the Company as Parent or the Merger Sub may reasonably request for the purposes of familiarizing itself with the Company.

5.3 Third Party Consents. After the date of the Original Agreement and prior to the Effective Time, the Company will use its best efforts to obtain each Consent identified on Schedule 7.2(d)(i). Notwithstanding anything to the contrary herein, if the lessor or licensor under any Company Lease or other arrangement set forth on Schedule 7.2(d)(i) conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), and/or the provision of additional security (including a guaranty), at or prior to the Closing, the Company and Seller shall be solely responsible for and shall make all such payments and/or provide all such additional security and the terms thereof shall be subject to Parent’s approval, which approval will not be unreasonably conditioned, delayed or withheld. After the date of the Original Agreement and prior to the Effective Time, each of Seller and the Company will use its commercially reasonable efforts to obtain each Consent under any Contract identified on Schedule 7.2(d)(ii).

5.4 Notification of Certain Matters. The Company or Seller will give prompt notice to Parent of (a) the discovery of any event, condition, fact or circumstance that causes, caused, constitutes or constituted a breach or inaccuracy in any material respect of any representation or warranty of the Company or Seller contained in this Agreement and (b) the failure of the Company or Seller to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. No such notification will affect the representations and warranties of the parties hereto or the conditions to their respective obligations hereunder.

5.5 Company Transaction Costs. No later than three (3) Business Days prior to the Closing Date, the Company shall provide an estimate of the amount, in the aggregate, of all unpaid Company Transaction Costs as of the Effective Time and shall provide Parent with a certificate setting forth (a) the identity of each Person that is to be paid any Company Transaction Costs; (b) the amount owed or to be owed to each such Person; and (c) the bank account and wire transfer information for each such Person. The Company will not incur any Company Transaction Costs in excess of the amounts set forth in the certificate referenced in the preceding sentence.

5.6 Pay-Off Letters. No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent the executed Pay-Off Letters, in form reasonably acceptable to Parent, stating (a) the amount necessary to fully satisfy the Indebtedness set forth on Schedule 5.6 hereto (including, but not limited to, the outstanding principal, accrued and unpaid interest and prepayment and other penalties); (b) upon payment or conversion of such amounts, a confirmation that no further Indebtedness is payable to such Person by the Company, Parent, Merger Sub and the Surviving Entity; and (c) the commitment of such creditor to release all Liens, if any, which they may hold on any of the assets of the Company within three (3) Business Days after the Closing Date, which Pay-Off Letters will be updated, as necessary, on the Closing Date. Each such creditor and the amount necessary to fully satisfy the Indebtedness owing to such creditor at the Closing also are set forth on Section 3.6(a) of the Disclosure Schedule.

5.7 Acquisition Proposals.

(a) No Solicitation. From the date of the Original Agreement through the earlier of the termination of this Agreement or the Effective Time, without the prior consent of Parent, none of Seller, the Company or any of the employees, officers, directors, managers, agents, members or representatives of Seller or the Company, will, and each of Seller and the Company will cause its and its Affiliates’ employees, officers, directors, agents, members and representatives not to (and will not authorize any of them to), directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal with respect to the Company; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to the Company; (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to the Company, except as to the existence of these provisions; (iv) approve, endorse, recommend or submit to a vote of its members any Acquisition Proposal with respect to the Company; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated therein with respect to the Company. Each of Seller and the Company represents and warrants to Parent that it has ceased any and all activities, discussions or negotiations with any third parties conducted on or prior to the date of the Original Agreement with respect to any Acquisition Proposal with respect to the Company.

(b) Notification of Unsolicited Acquisition Proposals. From the date of the Original Agreement until the earlier of the termination of this Agreement or the Effective Time, promptly after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that it reasonably believes could lead to an Acquisition Proposal, Seller or the Company, as applicable, will provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a true and complete copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry.

5.8 Resignations of Managers and Officers. The Company will cause all of its managers, if any, and officers to deliver their written resignations to Parent, which resignations will be effective on or immediately before the Effective Time and will be in form and substance reasonably satisfactory to Parent.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Governmental Consents. Promptly following the execution of this Agreement, the parties hereto will proceed to prepare and file with the appropriate Governmental Entities such Consents that are necessary, if any, in order to consummate the transactions contemplated in this Agreement and will diligently and expeditiously prosecute, and will cooperate fully with each other in the prosecution of, such matters.

6.2 Tax Covenants.

(a) Filing of Returns; Payment of Taxes. Seller shall prepare or cause to be prepared all Returns of the Company for all Pre-Closing Tax Periods, and all Returns of any affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) of which the Company is or was a member on or before the Closing Date (“Affiliated Group Return”), whether required to be filed before, on or after the Closing Date, and shall timely pay or cause to be paid all Company Taxes reflected on such Returns. Parent shall prepare or cause to be prepared all other Returns of the Company required to be filed after the Closing Date, including all Returns of the Company for all Straddle Periods. Such Returns prepared or caused to be prepared by Parent for all Straddle Periods shall be prepared on a basis consistent with past practice except to the extent otherwise required by Applicable Law. Not later than thirty days prior to the due date for filing any such Return that is an income tax Return and ten days prior to the due date for filing any such Return that is a material Return and is not an income tax Return, Parent shall deliver or cause to be delivered a copy of such Return, together with all supporting documentation and workpapers, to Seller for its review and comment and Parent will consider in good faith the reasonable comments of Seller. Parent will cause such Return to be timely filed and will provide a copy to Seller; provided, however, that Parent shall not be required to deliver any such Return for which the due date for filing is thirty days or less after the Closing Date or any payroll tax Return. Not later than five days prior to the due date for payment of Taxes with respect to any Return for a Straddle Period, Seller shall pay to Parent any such Taxes with respect to such Return as determined in accordance with this Agreement that are Unpaid Pre-Closing Taxes or in Parent’s sole discretion such Taxes shall be distributed to Parent by the Escrow Agent from the Escrow Amount upon the written instructions of Parent.

(b) Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any Taxes that is attributable to any Pre-Closing Tax Period or the portion of the period ending on the Closing Date shall be:

(i) in the case of Taxes not described in Section 6.2(b)(ii) below, deemed equal to the amount that would be payable if the Tax period of the Company ended with (and included) the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(c) Cooperation on Returns and Tax Proceedings. Parent, the Company, and Seller shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company for any Pre-Closing Tax Period or Straddle Period. Such cooperation shall, as applicable, include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Return or Tax Proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and executing any necessary powers of attorney with respect to such Tax Proceedings. Parent, the Company, and Seller agree (i) to retain, or cause to be retained, all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the other party to take possession of such books and records. Parent and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Parent or the Company (including with respect to the transactions contemplated herein). Seller shall have sole control over the defense, settlement, compromise, admission and acknowledgement of any Tax Proceeding relating to (i) any Affiliated Group Return or (ii) any Return of the Company for any Pre-Closing Tax Period; provided, however, that with respect to any Return described in (ii) that is not an income tax Return, Parent will be entitled, at its own expense, to participate in such Tax Proceeding if the resolution of such Tax Proceeding would reasonably be expected to affect Parent or any of its Affiliates in any Tax period or portion thereof after the Closing Date and Seller may not effect the settlement or compromise of any such claim without the consent of Parent, which consent shall not be unreasonably conditioned, withheld or delayed. In the event that an Indemnified Party becomes aware of any such Tax Proceeding, such Indemnified Party will give prompt written notice to Seller of the commencement or assertion of such Tax Proceeding; provided, however, that any failure to promptly notify Seller will not relieve Seller of any liability that it may have to such Indemnified Party under ARTICLE X, except to the extent that the failure to give such notice materially prejudices the defense of such Tax Proceeding. For the avoidance of doubt, the control and conduct of any other Tax Proceeding that is a Third-Party Action shall be governed by Section 10.6.

(d) Transfer Taxes. Parent and Seller will each be responsible for the payment of 50% of all transfer, sales, use, value added, goods and services, stamp, registration or other similar Taxes, if any, resulting from the transactions contemplated in this Agreement or any other Transaction Document (“Transfer Taxes”).

6.3 Efforts To Consummate. Subject to the terms and conditions of this Agreement, each party to this Agreement shall act in good faith and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, required under Applicable Law in order to consummate the transactions contemplated herein as expeditiously as reasonably practicable, including (a) obtaining all Consents of any Person or Governmental Entity which are required for or in connection with the consummation of the transactions contemplated herein and by the other Transaction Documents; (b) taking any and all reasonable actions necessary to satisfy the conditions to the obligations of the other parties hereto as set forth in ARTICLE VII; (c) executing and delivering all documents reasonably requested by the Escrow Agent; and (d) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing. Each party hereto shall refrain from taking any action to frustrate, hinder or delay the satisfaction of closing conditions for the Closing of the transactions contemplated in this Agreement. Seller shall Make Available upon request all contracts of the Company to which Seller has access, whether or not expired or terminated prior to the Closing; provided, however, that the Seller shall not be required to Make Available or otherwise provide any information or documentation that may be subject to the attorney-client privilege or work product doctrine.

6.4 Confidentiality.

(a) No party shall, and each party will cause its Affiliates not to, disclose to any Person, either directly or indirectly, this Agreement, the Transaction Documents, the transactions to be performed in connection with this Agreement or the Transaction Documents, and the terms and conditions of each of the foregoing, unless otherwise required by Applicable Laws (in which case the disclosing party will provide sufficient advance written notice of such disclosure to allow the other party reasonable time to seek temporary, interim or permanent injunctions to such disclosure with the appropriate Governmental Entities), without the prior written consent of the other party; provided, that each of the parties hereto may disclose such information to its equityholders, members, prospective equityholders, directors, managers, officers, employees, agents, current and prospective lenders, or advisors (including attorneys, accountants and financial advisors), who need to know such information to consummate the transactions contemplated in this Agreement and who are bound by confidentiality obligations to such party of at least as high a standard as those imposed on such party under this Agreement, and provided further, that Seller and Parent may provide information concerning this Agreement and the transactions contemplated herein, including delivery of copies of this Agreement or the Transaction Documents (i) to underwriters and others in connection with the registration of its securities under the Securities Act and any applicable state blue sky laws, as it may deem necessary or appropriate in connection with a proposed public offering of its securities, and (ii) as otherwise may be required (a) pursuant to the Securities Act or the Exchange Act, (b) pursuant to any listing agreement with any national securities exchange or the Financial Industry Regulatory Authority, Inc., (c) by law or court order, and (d) in connection with the DOJ Litigation (and provided further the prohibition in this section shall not apply to the information in Seller’s press release issued in accordance with Section 11.12 or to information that is or becomes generally available to the public other than as a result of a breach of the obligations in this section, and provided further, that Parent may disclose such information to its members and managers after the Closing who need to know such information in connection with the transactions contemplated in this Agreement, including matters described in any Claim Certificate, and who are bound by confidentiality obligations to Parent of at least as high a standard as those imposed on Parent under this Agreement.

(b) After the Closing, Parent may provide information with respect to this Agreement and the transactions contemplated herein, including the delivery of copies of this Agreement or the Transaction Documents as may be required under any Applicable Law or considered appropriate in connection with any proposed financing, transaction or other business matter undertaken by Parent or in connection with the DOJ Litigation. Each of Parent and the Merger Sub acknowledges that the Seller common stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, each of the Parent and the Merger Sub acknowledges and agrees not to and shall use commercially reasonable efforts to cause its officers, directors, managers, members, employees, agents, representatives and Affiliates not to engage in any discussions, correspondence or transactions in the Seller common stock in violation of applicable securities laws.

(c) After the Closing, Seller shall not, and Seller will cause its officers, directors, employees and Affiliates not to, use or disclose to any Person, either directly or indirectly, any confidential information of the Company, unless otherwise required by Applicable Laws (in which case the disclosing party will provide sufficient advance written notice of such disclosure to allow the Surviving Entity reasonable time to seek temporary, interim or permanent injunctions to such disclosure with the appropriate Governmental Entities), without the prior written consent of the Surviving Entity; provided, that Seller may provide such information as may be required by law or court order or in connection with the DOJ Litigation; provided further the prohibition in this section shall not apply to information that is or becomes generally available to the public other than as a result of a breach of the obligations in this section.

6.5 Indemnification; Tail Insurance.

(a) The Surviving Entity shall provide, with respect to each present or former director, manager and officer of the Company (each, a “Company Indemnified Party”), the indemnification rights (including any rights to advancement of expenses) that such Company Indemnified Parties had immediately prior to the Effective Time, whether under applicable law, the Company Charter Documents or any Contract between the Company and any present or former officer, manager or director of the Company. The operating agreement and certificate of formation of the Surviving Entity shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Charter Documents immediately prior to the Effective Time, which provisions shall not be amended or repealed for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of the Company Indemnified Parties, unless such modification shall be required by law. The provisions of this Section 6.5 are intended to be in addition to the rights otherwise available to the current officers, managers and directors of the Company by law or Contract, and shall operate for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs and their representatives.

(b) Prior to the Closing, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy in a form mutually acceptable to the Company and Parent (the “D&O Tail”) for the Company Indemnified Parties. The D&O Tail purchased by the Company shall provide such directors and officers with coverage for six (6) years from and after the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time and shall contain terms and coverage amounts at least as favorable as the terms and coverage amounts of the Company’s existing directors’ and officers’ liability insurance policy in effect on the date of the Original Agreement (the “Current D&O Policy”). For the period of six (6) years from and after the Effective Time, Parent shall not, and shall cause the Surviving Entity not to, cancel, amend or otherwise limit the D&O Tail or the Current D&O Policy and will exercise commercially reasonable efforts to assist any Company Indemnified Party in making claims thereunder.

6.6 Employee Non-Solicitation. During the 540-day period immediately following the Effective Time, Seller shall not hire or solicit for employment any former Company or Seller employees who are subsequently employed by Parent or its Affiliates.

6.7 Customer Matters.

(a) After the date of the Original Agreement and continuing during the 180-day period immediately following the Effective Time, Seller shall not solicit any of the Company’s or the Surviving Entity’s customers who were customers of the Company immediately prior to the date of the Original Agreement (other than customers identified on Schedule 6.7) or between the date of the Original Agreement and the Effective Time.

(b) Seller agrees that it will not pursue any breach of contract claim against any Post-Acquisition Customer as a result of any such Post-Acquisition Customer moving back to the Surviving Entity’s platform at any time during the period between the Closing and the later of the first anniversary of the Closing or the expiration of such Post-Acquisition Customer’s current PRR Platform contract.

(c) Within three (3) calendar days of the Closing Date, Seller shall send a letter to all Persons who were customers of Seller as of the Closing Date (including all primary contacts for such customers) notifying the recipients of Seller’s divestiture of the Company and providing a copy of the Final Judgment included in the DOJ Litigation. The letter shall also specifically inform customers of Seller’s obligations under Section 6.7(b) hereof. Parent shall have the option to include its own letter with Seller’s letter.

(d) With respect to any customers of the Company that have made a request to Seller prior to the Closing to move from the Company’s platform to Seller’s platform, which customers who have made such request as of the date of the Original Agreement are identified on Schedule 6.7, Parent and the Surviving Entity hereby agree to provide continued support to each such customer in accordance with the applicable Contracts between the Company and such customer (or, if such Contracts have expired, in accordance with the terms of the expired Contract) until such time as each such customer has completed its transition to Seller’s platform, provided that each such customer is in compliance with such Contract and continues paying the Surviving Entity thereunder (to the extent payment obligations remain under such Contract) or, if the Contract has expired, provided that Seller pays to the Surviving Entity a prorated amount equal to the amount such customer would have been obligated to pay to the Company under such Contract from the Closing until the date of termination had such Contract not expired), and such support obligation shall not extend beyond 180 days following the Closing Date.

6.8 Intellectual Property Matters. No later than the Effective Time, Seller shall cease using any Company Intellectual Property other than in connection with its obligations under the Transition Services Agreement or Syndication Agreement or its rights under the Cross-Platform IP License Agreement. Within 90 days after the Effective Time, Seller will make commercially reasonable efforts to identify all data in Seller’s possession that is owned by the Company or necessary to or used in the Company’s past and future operations, and, if technically and legally able to do so, will transfer the data to the Company. After such transfer, Seller shall, to the extent it is technically and legally able to do so, delete all Company data contained in materials and devices (whether in written or in electronic form) possessed by Seller employees (and Seller shall provide Parent with evidence of such destruction in form reasonably satisfactory to Parent) other than (i) copies necessary for Seller’s performance of its obligations under the Transition Services Agreement or Syndication Agreement or its rights under the Cross-Platform IP License Agreement, (ii) copies that are reasonably necessary for Seller to retain in order to support its historical financial statements and tax returns, as well as respond to customer inquiries regarding the pre-Closing business of the Company, and (iii) copies necessary to satisfy regulatory requirements ((i) through (iii), collectively, the “Copy Exceptions”). In the event Seller or the Surviving Entity encounters data belonging to the other entity after the data has been transferred in accordance with the preceding paragraph, if technically and legally able to do so, Seller or the Surviving Entity, as applicable, will transfer the data to the other entity, and then delete such data, other than in connection with the Copy Exceptions.

6.9 Destruction of Copies. Within 90 days after the Effective Time, to the extent it is technically and legally able to do so, Seller shall destroy Seller’s copies of all tangible assets that were acquired by Seller when it purchased the Company on June 12, 2012 and all tangible assets acquired, developed, designed, or produced for use with such assets since June 12, 2012, including all Company email backups, customer contact information and Contracts, whether or not terminated or expired, other than (i) copies of all such assets which shall be delivered to Parent at the Closing, (ii) in connection with the Copy Exceptions.

6.10 Seller and Company Marks.

(a) Ownership. Parent acknowledges that (i) as between Seller and Parent, Seller exclusively owns all Trademarks containing or incorporating “Bazaarvoice”, and all variations or acronyms of any of the foregoing, including all registrations and applications for registration thereof and any Trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”), (ii) Parent and its Affiliates (including the Surviving Entity) have no rights, and are not acquiring any rights, to use the Seller Marks after the Effective Time, except as stated in this Section 6.10, and (iii) as of Effective Time, except as stated in this Section 6.10, any and all right of the Surviving Entity to use the Seller Marks terminates and reverts to the Seller. Seller acknowledges that (A) as between Seller and Parent, Parent exclusively owns all Trademarks containing or incorporating “PowerReviews”, and all variations or acronyms of any of the foregoing, including all registrations and applications for registration thereof and any Trademark confusingly similar thereto or dilutive thereof (collectively, the “Company Marks”), (B) Seller and its Affiliates have no rights, and are not acquiring any rights, to use the Company Marks after the Effective Time, except as stated in this Section 6.10, and (iii) as of Effective Time, except as stated in this Section 6.10, any and all right of Seller to use the Company Marks terminates and reverts to the Surviving Entity.

(b) Transitional Trademark License to Seller Marks. Effective as of the Closing Date, Seller hereby grants to Parent and its Affiliates, including the Surviving Entity (collectively, the “Seller Mark Licensees”), for 90 days after the Closing Date (the “Transition Period”), a worldwide, royalty-free, non-transferable, non-exclusive irrevocable license to use the Seller Marks in connection with the continued operation of the Company’s business in a manner consistent with the Company’s use of the Seller Marks prior to the Effective Time, including (i) in connection with the manufacture, sale, distribution, promotion, advertising and marketing of the Company’s goods and services, and (ii) on the Company’s existing stocks of signs, business cards, packaging, letterheads, invoice forms, Internet and Intranet websites, advertising, marketing and promotional materials, machinery and equipment, inventory and other documents and materials containing or bearing any Seller Mark (“Company Existing Stock”). Each Seller Mark Licensee may sublicense the rights granted in this Section 6.10(b) to its authorized distributors, vendors, subcontractors and resellers acting on behalf of the Seller Mark Licensee in connection with the continued operation of the Surviving Entity’s business during the Transition Period. All goodwill generated by the Seller Mark Licensees’ use of the Seller Marks as permitted in this Section 6.10(b) inures solely to Seller’s benefit.

(c) Transitional Trademark License to Company Marks. Effective as of the Closing Date, Parent hereby grants to Seller and its Affiliates (collectively, the “Company Mark Licensees”), for the Transition Period, a worldwide, royalty-free, non-transferable, non-exclusive irrevocable license to use the Company Marks in connection with the continued operation of the Seller’s business in a manner consistent with the Seller’s use of the Company Marks prior to the Effective Time, including (i) in connection with the manufacture, sale, distribution, promotion, advertising and marketing of the Seller’s goods and services, and (ii) on the Seller’s existing stocks of signs, business cards, packaging, letterheads, invoice forms, Internet and Intranet websites, advertising, marketing and promotional materials, machinery and equipment, inventory and other documents and materials containing or bearing any Company Mark (“Seller Existing Stock”). Each Company Mark Licensee may sublicense the rights granted in this Section 6.10(c) to its authorized distributors, vendors, subcontractors and resellers acting on behalf of the Company Mark Licensee in connection with the continued operation of the business of the Company Mark Licensees during the Transition Period. All goodwill generated by the Company Mark Licensees’ use of the Company Marks as permitted in this Section 6.10(c) inures solely to Parent’s benefit.

(d) Quality Control and Trademark Protection. Parent shall ensure the Seller Mark Licensees use the Seller Marks only in the form and manner consistent with which, and in connection with goods and services of a level of quality equal to or greater than the quality of goods and services in connection with which, the Company used the Seller Marks immediately prior to the Effective Time. Seller shall ensure the Company Mark Licensees use the Company Marks only in the form and manner consistent with which, and in connection with goods and services of a level of quality equal to or greater than the quality of goods and services in connection with which, Seller Mark Licensees used the Company Marks immediately prior to the Effective Time.

(e) Internal Records. The Seller Mark Licensees may not use the Seller Marks after the end of the Transition Period, except that Parent may at all times after the Effective Time retain, solely for its internal business purposes, records and other historical or archived documents containing or referencing the Seller Marks. The Company Mark Licensees may not use the Company Marks after the end of the Transition Period, except that Seller may at all times after the Effective Time retain, solely for its internal business purposes, records and other historical or archived documents containing or referencing the Company Marks.

6.11 Transitional Revenue and Accounting Services. From and after the Closing, Parent shall make accounting personnel of Parent reasonably available to Seller to provide (i) reports of revenue, accounts receivable and deferred revenue for balances as of the Closing Date, consistent with Seller’s accounting practices and in accordance with GAAP, as set forth on Schedule 6.11, (ii) documentation and support for the Seller’s auditors and tax professionals to complete their review and tax return processes related to these schedules, (iii) processing within Zuora of the Company’s check, wire, ACH and credit card payments received and applied against the accounts receivable balance and (iv) reasonably requested general assistance related to matters that occur or information that may be obtained concerning such services. The information set forth in clauses (i) and (ii) shall be provided by Parent to Seller within 30 days following the Closing Date. For the 180-day period immediately following the Closing Date, Parent shall provide Seller with any information that is reasonably requested by Seller relating to Seller’s compliance with securities laws and related review procedures by Seller’s auditors and tax professionals.

6.12 Operations Matters. Seller and Parent shall use commercially reasonable efforts to fulfill on or prior to the Effective Time the preliminary transitional tasks described on Schedule 6.12 and, if unable to fulfill any such task, Seller and Parent will negotiate in good faith to incorporate the balance of such task into the Transition Services Agreement.

6.13 Employee Bonuses. Notwithstanding that the Effective Time may occur prior to Seller’s regularly scheduled payment date and that certain Employees may not be employed by Seller on such date, Seller will pay all Employees who are employed by Parent or the Surviving Entity on such date their accrued but unpaid fourth quarter 2014 bonuses on the same date as they are paid to the employees of Seller.

6.14 Loss of Financing. If at any time either Parent or Merger Sub receives notice from ABS Capital, or otherwise becomes aware, that ABS Capital is unable or unwilling to invest in Parent, not later than two (2) Business Days following the satisfaction of the conditions to Closing set forth in Sections 7.1 and 7.2, an amount of cash equal to the sum of the Closing Consideration and the Escrow Amount, (i) Parent and Merger Sub shall promptly notify Seller of such notice or awareness regarding ABS Capital’s willingness or ability to invest in Parent and (ii) a senior executive of Parent and Merger Sub shall promptly email the Chief Legal Officer of Seller and Paul Tobias at Wilson Sonsini Goodrich & Rosati, Professional Corporation, to inform them of such information. For purposes of this Section 6.14, promptly means not later than one (1) Business Day after Parent or Merger Sub receives notice from ABS Capital or otherwise becomes aware that ABS Capital is unable or unwilling to invest in Parent as described in the immediately preceding sentence.

6.15 Domain Name Transfers. The Company shall use commercially reasonable efforts to assign to the Company all of the domain names listed on Section 3.11(b) of the Disclosure Schedule prior to the Effective Time.

6.16 Other Permissible Uses. With respect to Employees who accept an offer of employment with Parent within six (6) months of the date of the Effective Time, Seller will not impede or prohibit the Parent’s use of Seller’s trade secrets, know-how or proprietary information related to the Company’s or Seller’s PRR Platforms that is disclosed to the Company by such Employees in connection with such Employees’ employment with Parent; provided, however, that notwithstanding anything to the contrary in this Agreement, nothing shall prevent Seller from taking any appropriate legal action against any of Seller’s current or former employees who (1) accept an offer of employment with Parent and (2) remove tangible documents (whether in hard-copy or electronic form) or items from Seller that contain trade secrets, know-how or proprietary information.

6.17 Confidential Information. Parent and Seller shall use commercially reasonable efforts to reach an agreement prior to the Effective Time regarding the treatment and any permitted disclosure of certain confidential information of the parties and certain terms of the Transaction Documents after the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation. The respective obligations of the Company, Parent and the Merger Sub to effect the transactions contemplated in this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived, in whole or in part, by the Company and either Parent or the Merger Sub:

(a) Consents and Approvals. The Company, Seller, Parent and the Merger Sub shall have obtained from each Governmental Entity all approvals, waivers and Consents, if any, necessary to consummate the transactions contemplated in this Agreement and the other Transaction Documents, including those related to the DOJ Litigation.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated in this Agreement or any other Transaction Document shall be in effect.

(c) Conduct of Business. No action will have been taken, nor any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) will have been enacted, by any Governmental Entity that has the effect of materially limiting or restricting Parent’s, the Merger Sub’s, the Surviving Entity’s, any of their Affiliates or the Company’s conduct or operation of its business following the Closing, nor will any proceeding seeking any of the foregoing be pending or threatened.

(d) No Action. No action shall have been taken, nor any statute, rule or regulation shall have been enacted, by any Governmental Entity that makes the consummation of the transactions contemplated in this Agreement or any other Transaction Document illegal.

7.2 Conditions to Obligations of Parent and the Merger Sub. The obligation of Parent and the Merger Sub to effect the transactions contemplated in this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Parent:

(a) Representations and Warranties. Each of the representations and warranties of the Company and Seller set forth in this Agreement shall be true and correct in all material respects as of the date of the Original Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, however, that for any portion of such representations and warranties that are qualified by Material Adverse Effect or materiality, such portion shall be true and correct in all respects. Parent shall have received a certificate signed on behalf of the Company and Seller by the president of the Company and Seller to such effect.

(b) Performance of Obligations of the Company and Seller. Each of the Company and Seller shall have performed all obligations in all material respects required to be performed by it under this Agreement at or prior to the Effective Time. Parent shall have received a certificate signed on behalf of the Company and Seller by the president of the Company and Seller to such effect.

(c) Material Adverse Effect. No Material Adverse Effect shall exist with respect to the Company. Parent shall have received a certificate signed on behalf of the Company by the president of the Company to such effect.

(d) Consents Under Agreements. Parent shall have been furnished with evidence reasonably satisfactory to it of the Company’s receipt of each Consent or approval of each Person that is a party to a Contract identified on Schedule 7.2(d) (including evidence of the payment of any required payment), and such consent or approval will be in form and substance reasonably satisfactory to Parent.

(e) Contract Modifications and Terminations. The Company and each party to a Contract set forth on Schedule 7.2(e) shall have executed and delivered terminations, amendments or modifications to each such Contract as described on Schedule 7.2(e) in form and substance satisfactory to Parent in its reasonable discretion.

(f) Resignation of Managers and Officers. The managers, if any, and officers of the Company shall have delivered the resignation described in Section 5.8, and each such resignation shall be effective immediately prior to the Effective Time.

(g) Pay-Off Letters. Parent will have received from each Person set forth on Schedule 5.6, a Pay-Off Letter, in the form and substance described herein and reasonably satisfactory to Parent in its reasonable discretion, addressed to Parent and the Company and signed by the Person to receive such payment.

(h) Certificates of Good Standing. The Company will have provided Parent with a certificate, dated no more than ten (10) days prior to Closing, from the Secretary of State of the State of Delaware and the Secretary of State of the State of California as to the Company’s good standing.

(i) Transition Services Agreement. Seller shall have executed and delivered to Parent a counterpart of the Transition Services Agreement in the form attached hereto as Exhibit C (the “Transition Services Agreement”).

(j) License Agreement. Seller shall have executed and delivered to Parent a counterpart of the License Agreement in the form attached hereto as Exhibit D (the “License Agreement”).

(k) Form of Legal Opinion. Seller shall have delivered a legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, in substantially the form attached hereto as Exhibit E.

(l) Key Employment Agreements. Each of the Key Employees shall have executed and delivered to Parent a counterpart of the form of Key Employment Agreement, in substantially the form attached hereto as Exhibit F.

(m) Employee Noncompete Release. Seller shall have executed and delivered to all of the Employees listed on Schedule 7.2(m) an Employee Noncompete Release, in substantially the form attached hereto as Exhibit G, and a form of letter which the Surviving Entity or Parent may provide to other Employees for the purpose of hiring them between the Closing and the six (6) month anniversary of the Closing Date, which letter shall refer to and attach the unexecuted form of Employee Noncompete Release.

(n) Syndication Agreement. Seller shall have executed and delivered to Parent a syndication agreement, in substantially the form attached hereto as Exhibit H (the “Syndication Agreement”).

(o) [RESERVED]

(p) Covenant Not to Sue. Seller shall have executed and delivered to Parent a covenant not to sue agreement in substantially the form attached hereto as Exhibit I (the “Covenant Not to Sue Agreement”).

(q) Cross-Platform IP License Agreement. Seller shall have executed and delivered to Parent a counterpart of the Cross-Platform IP License Agreement in the form attached hereto as Exhibit J (the “Cross-Platform IP License Agreement”) pursuant to which (i) Seller grants to the Company a non-exclusive license of Intellectual Property Rights with respect to certain Technology used in connection with both the Company’s PRR Platforms and the Seller’s PRR Platforms (such Intellectual Property Rights are referred to herein as the “Seller Cross-Platform IP”) and (ii) the Company grants to Seller a non-exclusive license of Intellectual Property Rights with respect to certain Technology used in connection with both the Company’s PRR Platforms and the Seller’s PRR Platforms (such Intellectual Property Rights are referred to herein as the “Company Cross-Platform IP”).

(r) EU Certification. The Company’s self-certification to the U.S.-EU Safe Harbor program shall have been approved by the U.S. Department of Commerce.

(s) Space Sharing Agreement. Seller shall have executed and delivered to Parent a space sharing agreement in substantially the form attached hereto as Exhibit K (the “Space Sharing Agreement”).

(t) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered at the Closing by the Company pursuant to Section 8.1(b) of this Agreement shall have been delivered.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the transactions contemplated in this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Parent and the Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of the Original Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, however, that for any portion of such representations and warranties that are qualified by Material Adverse Effect or materiality, such portion shall be true and correct in all respects. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and the Merger Sub. Each of Parent and the Merger Sub shall have performed in all material respects all obligations required to be performed respectively by them under this Agreement at or prior to the Effective Time. The Company shall have received an unqualified certificate signed on behalf of Parent and the Merger Sub by the chief executive officer of Parent to such effect.

(c) Material Adverse Effect. No Material Adverse Effect shall exist with respect to Parent. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer of Parent to such effect.

(d) Availability of Funds. Parent shall have unrestricted cash in immediately available funds in an amount sufficient to satisfy the payment obligations under Section 2.8 in full at the Closing. The Company shall have received an unqualified certificate signed on behalf of Parent by the chief executive officer of Parent to such effect.

(e) Transition Services Agreement. Parent shall have executed and delivered to Seller a counterpart of the Transition Services Agreement.

(f) License Agreement. Parent shall have executed and delivered to Seller a counterpart of the License Agreement.

(g) Cross-Platform IP License Agreement. Parent shall have executed and delivered to Seller a counterpart of the Cross-Platform IP License Agreement.

(h) Covenant Not to Sue Agreement. Parent shall have executed and delivered to Seller a counterpart of the Covenant Not to Sue Agreement.

(i) Syndication Agreement. Parent shall have executed and delivered to Seller a counterpart of the Syndication Agreement.

(j) Space Sharing Agreement. Parent shall have executed and delivered to Seller a counterpart of the Space Sharing Agreement.

(k) Certificates of Good Standing. Parent will have provided the Company with a certificate, dated no more than ten (10) days prior to Closing, from the Secretary of State of the jurisdiction of formation as to the Parent’s and the Merger Sub’s good standing.

(l) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered at Closing by Parent and the Merger Sub pursuant to Section 8.1(a) of this Agreement shall have been delivered.

ARTICLE VIII

CLOSING

8.1 Actions to Occur at Closing.

(a) At the Closing, Parent and the Merger Sub shall deliver or pay, as the case may be, the following as required in the applicable provisions of this Agreement:

(i) Closing Payments. To Seller, by wire transfer of immediately available funds, subject to Section 2.8, the payment required to be made by Parent under Section 2.8(a);

(ii) Certificates. The certificates described in Sections 7.3(a), 7.3(b) and 7.3(c);

(iii) Secretary’s Certificate. A certificate executed by the secretary of each of the Parent and the Merger Sub certifying that attached thereto are true and complete copies of the resolutions of the Parent’s and the Merger Sub’s managers and members, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein, which resolutions shall not have been modified, rescinded or revoked; and

(b) At the Closing, the Company and Seller shall deliver to Parent the following:

(i) Closing Payments. Evidence of the full payment of Company Transaction Costs and Indebtedness;

(ii) Certificate. The certificates described in Sections 7.2(a), 7.2(b) and 7.2(c);

(iii) Secretary’s Certificate. A certificate executed by the secretary of the Company and Seller certifying that attached thereto are true and complete copies of the resolutions of the Company’s sole member and Seller’s board of directors, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein, which resolutions shall not have been modified, rescinded or revoked;

(iv) Certificate of Non-Foreign Status. A certificate of non-foreign status of Seller that meets the requirements of Treasury Regulation Section 1.1445-2(b)(2); and

(v) Corporate Records. The original minute book of the Company.

(c) Upon the satisfaction or waiver of the conditions to the Closing set forth in ARTICLE VII, pursuant to Section 2.2, the Company and Parent each shall cooperate to cause the Certificate of Merger to be properly executed and filed with the Secretary of State of the State of Delaware.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Effective Time;

(a) By the mutual written consent of Parent and the Company;

(b) By Parent, in the event of any breach in any material respect by the Company of any of its representations, warranties, covenants or agreements contained herein and, in the case of any breach of any covenant hereunder, either (i) such breach cannot be cured or (ii) if it can be cured, such breach has not been cured prior to the first to occur of (x) 5:00 p.m. (Central Time) on the date that is 10 days following receipt by the Company of written notice of such breach or (y) 5:00 p.m. (Central Time) on the date immediately preceding the Termination Date;

(c) By the Company, in the event of any breach in any material respect by Parent or the Merger Sub of any of Parent’s or the Merger Sub’s representations, warranties, covenants or agreements contained herein and, in the case of any breach of any covenant hereunder, either (i) such breach cannot be cured or (ii) if it can be cured, such breach has not been cured prior to the first to occur of (x) 5:00 p.m. (Central Time) on the date that is 10 days following receipt by the breaching party of written notice of such breach or (y) 5:00 p.m. (Central Time) on the date immediately preceding the Termination Date;

(d) By Parent or the Company, if any court of competent jurisdiction in the United States or other Governmental Entity will have issued a final and non-appealable order, decree or ruling permanently restraining, rejoining or otherwise prohibiting the consummation of any material transaction contemplated herein;

(e) By Parent if any event or condition has occurred or is reasonably likely to occur on or after the Closing Date which, individually or in the aggregate with any other events or conditions, has or is reasonably likely to have a Material Adverse Effect on the Company;

(f) By the Company if any event or condition has occurred or is reasonably likely to occur on or after the Closing Date which, individually or in the aggregate with any other events or conditions, has or is reasonably likely to have a Material Adverse Effect on Parent;

(g) By Parent or the Company, if at 5:00 p.m. (Central Time) on the date which is sixty (60) days from the date of the Original Agreement (the “Termination Date”) any condition to Closing has not then been satisfied or waived, unless such date is extended by the written agreement of Parent and the Company; provided that the right to terminate this Agreement shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the transactions contemplated herein to occur on or before the Termination Date.

9.2 Notice of Termination. Any party to this Agreement desiring to terminate this Agreement pursuant to Section 9.1 will give written notice of such termination to the other parties to this Agreement.

9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties hereto under this Agreement will be terminated without further liability of any party to the other; provided, that nothing herein will relieve any party from liability for its breach of this Agreement prior to such termination.

ARTICLE X

SURVIVAL; INDEMNIFICATION; ESCROW ARRANGEMENTS

10.1 Survival.

(a) The representations and warranties of the Company and Seller set forth in this Agreement, or in any certificate delivered by the Company or Seller pursuant to this

Agreement, shall survive the Closing and the Effective Time for a period of twelve (12) calendar months following the Closing Date; provided, however, that (i) in the event of fraud or intentional misrepresentation of a representation or warranty, such representation or warranty shall survive the Closing until after the expiration of the statutes of limitations applicable to the matters referenced therein, (ii) the representations and warranties of the Company and Seller set forth in Section 3.5(b) shall survive the Closing and the Effective Time until the date that is fifteen (15) months after the Effective Time, (iii) the representations and warranties of the Company and Seller set forth in Sections 3.11(e); 3.11(o) and 3.11(aa) (specified sections of Intellectual Property and Related Matters) and Section 3.13 (Privacy and Data Protection) shall survive the Closing and the Effective Time until the date that is eighteen (18) months after the Effective Time, and (iv) the representations and warranties of the Company and Seller set forth in Section 3.2 (Capital Structure), Section 3.3 (Authority), Section 3.5(a) (Financial Information), Section 3.8 (Tax Matters), Section 3.9 (Title to Property and Assets), Section 3.11(l)(B) and Section 3.11(z) (specified section of Intellectual Property and Related Matters), Section 3.15 (Brokers’ and Finders’ Fees), Section 3.6(b) (Indebtedness; Company Transaction Costs) and Section 3.27(b) (Customers; Vendors) shall survive the Closing and the Effective Time until the expiration of the statutes of limitations applicable to the matters referenced therein. Notwithstanding the foregoing, to the extent a representation or warranty of the Company or Seller set forth in this Agreement, or in any certificate delivered by the Company or Seller pursuant to this Agreement, is subject to a pending claim for indemnification set forth in a Claim Certificate delivered prior to the expiration of the survival period for such representation or warranty pursuant to this Section 10.1(a), such representation or warranty shall survive solely with respect to such pending claim until such claim is resolved. Each of the representations and warranties referenced in the foregoing clause (iv) are referred to individually as a “Fundamental Representation” and collectively, as the “Fundamental Representations.” The expiration date for the applicable period referenced in this Section 10.1(a) with respect to a representation or warranty shall be referred to as the “Applicable Expiration Date” for such representation or warranty. Notwithstanding any other provision in this Agreement, the parties hereto acknowledge that the survival periods set forth in this Section 10.1 and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’ length negotiations among the parties and it is the intention of the parties hereto that the foregoing survival periods and expiration dates supersede any statute of limitations applicable to such representations and warranties. The parties further acknowledge that the time periods set forth in this Section 10.1 and elsewhere in the Agreement may be shorter than otherwise provided by law.

(b) The representations and warranties of Parent and the Merger Sub set forth in this Agreement, or in any certificate or other instrument required to be delivered pursuant to this Agreement or in connection with the transactions contemplated in this Agreement, shall survive for a period of twelve (12) calendar months following the Closing Date.

(c) The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their respective terms.

10.2 Indemnification.

(a) From and after the Effective Time, Seller shall indemnify and hold harmless Parent and the Surviving Entity, and each officer, director, manager, employee, consultant, member, stockholder, Affiliate, agent and other representative of any of Parent or the Surviving Entity, or each member of an ERISA Group in which Parent or the Surviving Entity is a member (each, also an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all losses, liabilities, damages (excluding punitive damages and Special Damages except to the extent such punitive damages or Special Damages are paid or payable to a third party), deficiencies, suits, interest, awards, judgments, Taxes, penalties, fines, costs, fees and expenses, including court costs, reasonable external attorneys’ fees, costs and expenses, and reasonable consultants’ fees, costs and expenses, and reasonable expenses incurred in investigating, preparing for, defending against, or settling in connection with any of the foregoing, (hereinafter individually a “Loss” and collectively “Losses”), as a result of, related to, arising out of or in connection with:

(i) (A) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of Seller or the Company set forth in this Agreement as of the date of the Original Agreement, and (B) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of Seller or the Company set forth in this Agreement, or in the certificates delivered by the Company pursuant to this Agreement, as the case may be, as of the Closing Date as if such representations and warranties had been made at and as of the Closing (other than, in the case of both (A) and (B) above, the representations and warranties of the Company as of a specified date, as to which the inaccuracy, misrepresentation or breach of which shall be measured as of such date);

(ii) any failure by Seller or the Company to perform or comply with any covenant applicable to it contained in this Agreement;

(iii) any Unpaid Pre-Closing Taxes, notwithstanding any matter disclosed on Section 3.8 of the Disclosure Schedule;

(iv) any Company Transaction Costs that are not paid by Seller;

(v) any fraud or intentional misrepresentation on the part of Seller or the Company (collectively, “Misrepresentation Matters”);

(vi) all unpaid Indebtedness on the Closing Date that is not paid by Seller; and

(vii) any breach prior to the Effective Time by the Company of a Contract to which the Company is a party or by which the Company is bound.

(b) For the purpose of this ARTICLE X, when determining the amount of Losses paid, sustained, suffered, incurred or accrued, directly or indirectly, as a result of, related to, arising out of, or in connection with, as applicable, (i) any inaccuracy or misrepresentation in, or any breach of, any representation or warranty of Seller or the Company set forth in this Agreement, or any certificate delivered by Seller or the Company pursuant to this Agreement, whether as of the date of the Original Agreement or as of the Closing Date, or (ii) any breach or non-fulfillment of any covenant or other agreement of Seller or the Company set forth in this Agreement, or any certificates required to be delivered pursuant to this Agreement, that is qualified in scope as to materiality or a “Material Adverse Effect,” such representation, warranty, covenant or certificate shall be deemed to be made or given without such materiality qualification or qualification as to a “Material Adverse Effect”; provided, however, such materiality qualification or qualification as to “Material Adverse Effect” shall be given its full effect when determining the threshold issue of whether any inaccuracy, misrepresentation, breach or non-fulfillment has occurred with respect to any representation, warranty, agreement or covenant given or made by Seller or the Company.

(c) Nothing in the Agreement shall limit the remedies of any Indemnified Parties under any document or agreement other than this Agreement, the related Schedules and the certificates required to be delivered pursuant to this Agreement.

(d) Seller (including any former officer, manager, director or member of the Company) shall not have any right of contribution, indemnification or right of advancement of expenses from the Surviving Entity or Parent with respect to any Loss recoverable by any of the Indemnified Parties, except for contractual obligations to the Company Indemnified Parties contemplated in this Agreement.

10.3 Indemnification Limitations.

(a) Notwithstanding anything to the contrary in this Agreement or the Transaction Documents except for the limitation imposed by the statute of limitations as provided in Section 10.1, there shall be no limit on liability for indemnification or otherwise with respect to Misrepresentation Matters. Except with respect to Misrepresentation Matters, with respect to Section 10.2(a), from and after the Effective Time, (1) (x) in the case of any indemnification claim as a result of, related to, arising out of or in connection with any inaccuracies or misrepresentations in, or breaches of, any of the Fundamental Representations (the “Fundamental Representation Claims”), or (y) in the case of any indemnification claim as a result of, related to, arising out of or in connection with clauses (ii) through (vii) of Section 10.2(a) (together with the Fundamental Representation Claims, the “Exceptional Claims”), the Seller shall not be obligated to indemnify the Indemnified Parties for any amounts in excess of the Total Merger Consideration actually paid or payable by Parent to Seller (including amounts held in the Escrow Fund or applied to pay Company Transaction Costs or Indebtedness), (2) in the case of any indemnification claim as a result of, related to, arising out of or in connection with any inaccuracies or misrepresentations in, or breaches of, any of the representation and warranties set forth in Sections 3.11(e), 3.11(o) and 3.11(aa) (specified sections of Intellectual Property and Related Matters) or Section 3.13 (Privacy and Data Protection) (such indemnification claims described in this clause (2), the “IP Claims”), Seller shall not be obligated to indemnify the Indemnified Parties for any amounts in excess of the Escrow Amount plus $10,000,000, (3) in the case of indemnification for all other claims under Section 10.2(a), Seller shall not be obligated to indemnify the Indemnified Parties in excess of the Escrow Amount, (4) in the case of any indemnification claim as a result of, related to, arising out of or in connection with any breach of Section 3.5(b), (i) until the Escrow Termination Date, Seller shall not be obligated to indemnify the Indemnified Parties in excess of the amount then remaining in the Escrow Fund, and (ii) for the three-month period immediately following the

Escrow Termination Date, Seller shall not be obligated to indemnify the Indemnified Parties in excess of the amount distributed to Seller from Escrow Amount pursuant to Section 10.7(b) after the Escrow Termination Date, and (5) with respect to Section 10.2(a)(vii), Seller shall have no responsibility for, and Parent and Seller hereby agree that the Surviving Entity shall be responsible for, all Losses to the extent such Losses are attributable to breaches by the Surviving Entity after the Effective Time of a Contract to which the Surviving Entity is a party or by which the Surviving Entity is bound, even if such breaches began by the Company prior to the Effective Time.

(b) Except in the case of Misrepresentation Matters, Exceptional Claims and IP Claims, from and after the Effective Time, Seller shall not be obligated to indemnify the Indemnified Parties pursuant to Section 10.2(a)(i) for any indemnification claim thereunder until the aggregate amount of all Losses claimed under Section 10.2(a)(i) exceeds $100,000 (at which point Seller will be obligated to indemnify the Indemnified Parties against all Losses including the first $100,000 of Losses).

(c) From and after the Effective Time, Seller shall not be obligated to indemnify the Indemnified Parties pursuant to Section 10.2(a) for (1) any indemnification claim made under Section 10.2(a)(i) that is made after the Applicable Expiration Date of the representation and warranty that forms the basis for such indemnification claim and (2) any other Exceptional Claim or any indemnification claim for Misrepresentation Matters, in each case that is made after the date of the expiration of the statutes of limitations applicable to the matters referenced therein; provided, however, that such indemnification obligations described in the foregoing clauses (1) and (2) shall not terminate with respect to any indemnification obligation as to which any Indemnified Parties shall have, before the Applicable Expiration Date described in such clause, previously made a claim by validly delivering a Claim Certificate of such indemnification claim pursuant to this ARTICLE X.

(d) Except in the case of Misrepresentation Matters, Exceptional Claims and IP Claims, claims by an Indemnified Party for indemnification for Losses pursuant to Section 10.2 of this Agreement shall be satisfied solely from the Escrow Fund. With respect to Losses as a result of, related to, arising out of or in connection with Misrepresentation Matters, Exceptional Claims or IP Claims, the Indemnified Parties shall be entitled, but shall not be required, to seek indemnification from the Escrow Fund for any portion or all of such Losses; provided, however, under no circumstances shall Seller be responsible for Losses in excess of the applicable limitations on indemnification set forth in Section 10.3(c) above.

(e) The amount of any Losses recoverable by an Indemnified Party hereunder with respect to any breach or nonperformance of any representation, warranty, covenant or agreement of the Company in this Agreement shall be net of the portion of any insurance proceeds received by the Indemnified Parties to compensate such Indemnified Parties for such Losses to the extent they are entitled to indemnification pursuant to Section 10.2 of this Agreement for such Losses (net of any costs of collection, deductible, retroactive premium adjustment, reimbursement obligation or other costs directly related to the insurance claim in respect of Losses and subject to rights of subrogation as applicable). The Indemnified Parties shall use commercially reasonable efforts to seek recovery under the D&O Tail covering any Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. In the event that an insurance recovery is received by the Indemnified Parties with respect to any Losses for which any such Indemnified Party has recovered under Section 10.2 of this Agreement, then a refund equal to the portion of the amount of the recovery received as a result of such Losses (net of any costs of collection, deductible, retroactive premium adjustment, reimbursement obligation or other costs directly related to the insurance claim in respect of Losses and subject to rights of subrogation as applicable) shall be made promptly to Seller.

(f) Any payments to Seller pursuant to this ARTICLE X shall be treated as an adjustment to the Total Merger Consideration for Tax purposes, to the extent permitted by applicable law.

(g) Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party shall have any right to seek or obtain indemnification under this Agreement for any identical Losses.

(h) Except for any claims or causes of actions under applicable law arising out of Misrepresentation Matters and Section 11.17, the indemnification remedies set forth in this ARTICLE X shall be the exclusive remedy of any Indemnified Party for any breach of any representation, warranty or covenant of the Company in this Agreement (as qualified by the Disclosure Schedule) or any certificate or other instrument delivered pursuant to this Agreement (but not other agreements constituting Transaction Documents).

10.4 No Other Indemnification Limitations.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this ARTICLE X notwithstanding the fact that such Indemnified Party had knowledge of the breach, inaccuracy, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto. The right to indemnification, payment of Losses or any other remedy hereunder will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by Seller or the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification hereunder. Parent, the Company and Seller acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the Total Merger Consideration that Parent would have paid in connection with the Merger.

(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of either party for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement, any of the other

Transaction Documents or any certificate or other instrument delivered pursuant to this Agreement or in connection with the transactions contemplated in this Agreement, if the Merger does not close or this Agreement is terminated in accordance with its terms.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing shall prohibit Parent from seeking and obtaining recourse against Seller in the event that Parent issues more than the Total Merger Consideration to which Seller is entitled pursuant to this Agreement, for the sole purpose of recovering such excess amount.

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights of any party hereto to apply for equitable remedies to enforce the other party or parties’ obligations hereunder.

10.5 Indemnification Claims Procedures.

(a) With respect to Section 10.2(a), any Indemnified Party may make an indemnification claim pursuant to Section 10.2(a) by delivering a certificate (a “Claim Certificate”) to Seller, with a copy to the Escrow Agent (if and to the extent that the Indemnified Party is seeking recourse against the Escrow Fund), setting forth in reasonable detail (based on information then readily available to the Indemnified Party) the basis for indemnification and to the extent readily ascertainable, the anticipated Losses.

(b) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as trust fund in accordance with the terms of this Agreement, and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Agreement. Following its receipt of any Claim Certificate, Seller shall have forty-five (45) calendar days to object to such Claim Certificate only if the Indemnified Party is not entitled to be indemnified and held harmless by Seller and/or the Indemnified Party is not entitled to be indemnified for the amount of the Losses specified in the Claim Certificate by delivering written notice of such objection, including an explanation of the basis for such objection in reasonable detail (an “Objection Notice”) to the Indemnified Party submitting such Claim Certificate at the addresses of such Indemnified Party set forth in such Claim Certificate, with a copy to the Escrow Agent (if and to the extent that the Indemnified Party is seeking recourse against the Escrow Fund in connection with Section 10.2(a)). In the event that Seller fails to object, in accordance with this Section 10.5(b), on or before 11:59 p.m. Pacific time on the 45th calendar day following the date that the Claim Certificate is deemed to have been provided, the Escrow Agent shall promptly release from the Escrow Fund and cause to be delivered to any Indemnified Parties that have previously delivered the Claim Certificate only an amount equal to the lesser of (i) the amount then in the Escrow Fund and (ii) the aggregate amount to which Seller failed to object pursuant to the Objection Notice.

(c) In the event that Seller shall object, in accordance with Section 10.5(b), to any item(s) or amount(s) set forth in any Claim Certificate, Seller and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Seller and the Indemnified Party should so agree, they shall promptly prepare and execute a memorandum setting forth such agreement and, in the case of a claim against the Escrow Fund, shall furnish such memorandum to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms hereof.

(d) If no such agreement can be reached after good faith negotiation and prior to thirty (30) calendar days after delivery of an Objection Notice, the provisions of Section 11.16 shall apply to any dispute among Seller, on the one hand, and the Indemnified Parties, on the other hand, under this ARTICLE X.

(e) With respect to claims against the Escrow Fund, the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of any arbitration or court award, judgment, decree or order, as applicable. Within fifteen (15) calendar days of a decision of an arbitrator(s) or court requiring payment by a party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund with respect to Section 10.2(a).

(f) Judgment upon any award rendered by an arbitrator(s) may be entered in any court having jurisdiction.

10.6 Third Party Claims. An Indemnified Party will give prompt written notice to Seller with a copy to the Escrow Agent (if and to the extent that the Indemnified Party is seeking recourse against the Escrow Fund) of the commencement or assertion of any Legal Proceeding by any Person who is not a party hereto (a “Third Party Action”) in respect of which such Indemnified Party may seek indemnification hereunder. Each such notice shall set forth in reasonable detail (based on information then readily available to the Indemnified Party) the basis for indemnification and to the extent readily ascertainable, the anticipated Losses. Subject to limitations set forth this ARTICLE X, any failure to promptly notify Seller and, if applicable, the Escrow Agent will not relieve Seller of any liability that it may have to such Indemnified Party under this ARTICLE X, except to the extent that such failure resulted in the notice being delivered after the expiration of the applicable survival period specified in Section 10.1 or unless the failure to give such notice materially prejudices Seller. The Indemnified Party will be entitled to have sole control over, and Seller will not be entitled to control (but will be entitled, on its own behalf, at its expense, to participate in, such participation to include the right to make recommendations regarding outside legal counsel and budget to be used by such counsel), the defense, settlement, compromise, admission, and acknowledgment of any Third Party Action; provided, however, the Indemnified Party may not effect the settlement or compromise of any such claim without the consent of Seller, which consent shall not be unreasonably conditioned, withheld or delayed. In the event that none of the Indemnified Parties elects to defend a Third Party Action, Seller may defend such Third Party Action at its sole cost and expense with counsel selected by Seller, and in such event, Seller shall not have any right to settle or compromise such Third Party Action without the prior written consent of Parent and, if different from Parent, the Indemnified Party against whom the Third Party Action has been asserted, which consent shall not be unreasonably conditioned, delayed or withheld unless such settlement or compromise would reasonably be expected to be materially adverse to Parent’s interests. The parties hereto will extend reasonable cooperation in connection with the defense of any Third Party Action pursuant to this Section 10.6 and, in connection therewith, will furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested. The Party making such reasonable request shall pay the other Party whose employee attends such conferences, discovery proceedings, hearings, trials, and appeals the reasonable value of such employee to the extent the duration of such employee’s requested attendance exceeds 40 hours.

10.7 Escrow Arrangements.

(a) Escrow Fund. By virtue of this Agreement and as partial security for Seller’s performance obligations under Section 10.2(a), at the Effective Time, pursuant to Section 2.9 Parent shall deposit with the Escrow Agent the Escrow Amount, such deposit of the Escrow Amount to constitute an escrow fund to be governed by the terms set forth herein (the “Escrow Fund”). The Escrow Amount shall be invested in the Escrow Agent’s Money Market Deposit Account, as fully described on the attached Exhibit L, and any interest paid on such Escrow Amount shall be added to the Escrow Amount and the Escrow Fund and become part thereof. The Escrow Fund shall be available to pay (a) the amount, if any, to which Parent is entitled pursuant to Section 6.2 and Section 11.6 and (b) the amount of any Losses for which Seller is obligated to indemnify the Indemnified Parties pursuant to Section 10.2(a).

(b) Distribution of Escrow Fund. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Austin, Texas time, on the date that is the twelve (12) calendar month anniversary of the Closing Date (the “Escrow Termination Date”), and the Escrow Agent shall, within five (5) Business Days following the Escrow Termination Date, cause to be distributed the remaining Escrow Fund to Seller following such termination, except as otherwise indicated in any update delivered to the Escrow Agent by Seller to reflect any assignments or other changes in factual information; provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Claims Certificate in connection with Section 10.2(a) (“Unresolved Claims”) delivered prior to the Escrow Termination Date, and any such amount shall not be distributed to Seller at such time. As soon as all Unresolved Claims have been resolved after the Escrow Termination Date, the Escrow Agent shall cause to be delivered the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claims, to Seller. Notwithstanding anything to the contrary contained herein, the Escrow Agent shall be entitled to deduct and withhold from any Escrow Amount payable pursuant to this Agreement to Seller such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax law or under any other Applicable Law. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

(c) Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this ARTICLE X and Section 2.9.

(d)Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of the Original Agreement which are jointly signed by an officer of Parent and Seller, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and joint written instructions of Parent and Seller. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except in the case of gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the amount held in the Escrow Fund, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”), which the parties agree shall be paid by the losing party in such action. If Seller is the losing party, the Agent Interpleader Expenses shall be paid by Seller; provided, however, that in the event Seller fails to timely pay the Agent Interpleader Expenses, the parties agree that Parent may at its option, but shall not be required to, pay the Agent Interpleader Expenses and recover an equal amount from the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”), which Agent Indemnification Expenses shall be paid by the losing party to any litigation or other dispute. If Seller is the losing party, the Agent Indemnification Expenses shall be paid by Seller; provided, however, that in the event Seller fails to timely pay the Agent Indemnification Expenses, the parties agree that Parent may at its option, but shall not be required to, pay the Agent Indemnification Expenses and recover an equal amount from the Escrow Fund.

(viii) The Escrow Agent may resign at any time upon giving at least 30 days written notice to Parent and Seller; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent by Parent and Seller. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent by Parent and Seller and transfer of control over the Escrow Fund to the successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(ix) Notwithstanding anything to the contrary, any provision seeking to limit the liability of the Escrow Agent shall not be applicable in the event such liability arises from the gross negligence or willful misconduct of the Escrow Agent.

(e) Fees. Each of Parent and Seller shall be responsible for 50% of the fees of the Escrow Agent for performance of its duties hereunder in accordance with the standard fee schedule of the Escrow Agent delivered to Parent and the Company prior to the execution of this Agreement by the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated in this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, reasonable attorney’s fees and expenses occasioned by such default, delay, controversy or litigation by the party or parties who requested such extraordinary services and in accordance with Section 10.7(d)(vii) if otherwise.

(f) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

ARTICLE XI

GENERAL PROVISIONS

11.1 Reasonable Efforts; Further Assurances. At and after the Effective Time, the managers, officers and directors, as applicable, of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company or the Merger Sub, deeds, bills of sale, assignment or assurances and to take and do, in the name and on behalf of the Company or the Merger Sub, any other actions and things to vest, perfect or confirm or record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger. Subject to the terms and conditions of this Agreement, each party to this Agreement after the Effective Time shall act in good faith and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, required under Applicable Laws in order to give effect to the transactions contemplated herein as expeditiously as reasonably practicable.

11.2 No Waiver Relating to Claims for Fraud. The liability of any party under ARTICLE X will be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on such party’s fraudulent acts or omissions or intentional misrepresentation. None of the provisions set forth in this Agreement, including the provisions set forth in ARTICLE X, will be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party’s fraudulent acts or omissions or intentional misrepresentation, nor will any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud or intentional misrepresentation; or (b) the recourse which any such party may seek against another party with respect to a claim for fraud or intentional misrepresentation; provided, that with respect to such rights and remedies at law or equity, the parties hereto further acknowledge and agree that none of the provisions of this Section 11.2, nor any reference to this Section 11.2 throughout this Agreement, will be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud or intentional misrepresentation, including defenses of statutes of limitations or limitations of damages.

11.3 Amendment and Modification. This Agreement amends, restates, supersedes and replaces the Original Agreement. This Agreement may be amended or modified by the parties hereto in writing signed by Parent, the Merger Sub, the Company and Seller, provided, that no amendment shall be made which by Applicable Law requires further approval by a party’s members or stockholders, as applicable, without such further approval.

11.4 Waiver of Compliance. Any failure of Parent or the Merger Sub, on the one hand, or the Company (prior to Closing) or Seller, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver (including, if such waiver is after the Closing, the third-party beneficiaries set forth in Section 11.7), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

11.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party.

11.6 Expenses and Obligations. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses; provided, that all Company Transaction Costs that have not been paid at Closing by the Company or by Parent pursuant to Section 2.9(b) shall be borne by Seller and shall constitute Losses in accordance with ARTICLE X.

11.7 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the Indemnified Parties will be third party beneficiaries of the indemnification rights set forth in ARTICLE X, entitled to enforce such rights as if they were a party hereto.

11.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or electronic means, including e-mail, sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Parent, the Merger Sub or the Surviving Entity, to:

c/o Viewpoints Network LLC (after the Closing, PowerReviews, Inc.)

440 N. Wells Street, Suite 720

Chicago IL 60654

Attention:	Chief Executive Officer
E-mail:	matt@viewpoints.com

With a copy to:

Neal, Gerber & Eisenberg LLP

2 N. LaSalle Street, Suite 1700

Chicago, IL 60602

Attention:	Michael B. Gray
E-mail:	mgray@ngelaw.com
Facsimile:	(312) 750-6551

(b) If to Seller or the Company, to:

Bazaarvoice, Inc.

3900 North Capital of Texas Highway

Attention:	Chief Legal Officer
E-mail:	bryan.barksdale@bazaarvoice.com
Facsimile:	(512) 551-6001

With a copy to:

Paul R. Tobias

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, TX 78746-5546

E-mail:	ptobias@wsgr.com
Facsimile:	(512) 338-5499

(c) If to the Escrow Agent, to:

U.S. Bank National Association

One California Street, Suite 1000

San Francisco, CA 94111

Attn:	Alan Maravilla
E-mail:	alan.maravilla@usbank.com
Facsimile:	(415) 677-3768

Any of the above addresses may be changed at any time by notice given as provided above; provided, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered; on the date of receipt, if transmitted by facsimile or e-mail; three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested; and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

11.9 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

11.10 Time. Time is of the essence in each and every provision of this Agreement.

11.11 Entire Agreement. This Agreement (which term shall be deemed to include the Transaction Documents and Disclosure Schedule hereto) and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, the Transaction Documents and the Confidentiality Agreement.

11.12 Public Announcements. Except for statements made, press releases issued, descriptions in public filings or the filing of this Agreement (a) pursuant to the Securities Act or the Exchange Act; (b) pursuant to any listing agreement with any national securities exchange or the Financial Industry Regulatory Authority, Inc.; or (c) as otherwise required by Applicable Laws, all of which may be made and/or issued by Seller, Parent and/or the Merger Sub without consent, none of the parties to this Agreement will issue any press release prior to the Effective Time or otherwise make any public statements prior to the Effective Time with respect to this Agreement or the transactions contemplated herein, without the express prior written approval of Parent and Seller, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing or anything herein to the contrary, (i) following the execution and delivery of this Agreement, Seller shall be permitted to publicly announce that it has entered into this Agreement with Parent and following the Closing, Seller shall be permitted to publicly announce that it has consummated the Merger and (ii) prior to the Effective Time, the parties to this Agreement may make public statements that are materially consistent with prior public announcements, press releases and statements made in accordance with this Section 11.12.

11.13 Attorneys’ Fees. Except as otherwise provided in ARTICLE X, in any action or proceeding instituted by a party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing party shall be entitled to receive from the losing party reasonable attorney’s fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

11.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise. Any assignment in violation of the foregoing shall be null and void; provided that upon notice to Seller, Parent and/or the Merger Sub may assign or delegate any or all of their respective rights or obligations under this Agreement to any majority-owned Affiliate thereof and may also assign their respective rights under this Agreement to their lenders as collateral security for their obligations under any of their debt financing arrangements; provided further that no such assignment shall relieve the assigning or delegating party from its obligations under this Agreement.

11.15 Governing Law. THIS AGREEMENT, AND ANY MATTER OR DISPUTE ARISING HEREUNDER OR IN CONNECTION WITH THIS AGREEMENT, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE LAWS OR RULES OF THE STATE OF DELAWARE RELATING TO CONFLICT OF LAWS.

11.16 Dispute Resolution; Waiver of Jury.

(a) Subject to Section 11.17, all parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated herein shall be submitted to mandatory non-binding mediation.

(b) If the mediation is unsuccessful and the parties to such dispute agree to arbitration, the dispute shall be settled by mandatory arbitration administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures (“JAMS Rules”), except that: (i) the arbitrators and the parties hereto shall agree to treat as confidential all evidence and other information presented by the parties; (ii) the arbitrators shall have no authority to amend or modify any of the terms of this Agreement or of any related agreement or to award punitive damages; and (iii) the arbitrator shall have 21 days from the later of the closing statements or the submission of post-hearing briefs by the parties to render their decision. The claim or dispute shall be submitted to panel of three arbitrators selected in accordance with JAMS Rules, sitting in a location within Dover, Delaware or another agreed-upon location, and all costs of arbitration shall be split equally among the parties to the arbitration. The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction or other equitable relief but excluding punitive damages. Judgment may be entered on the arbitrators’ award in any court having jurisdiction; however, each party consents to the jurisdiction of the Delaware Court of Chancery with respect to any proceeding to enter judgment upon the arbitrators’ award, without regard to and irrespective of any claims of forum non conveniens. In the event that irreparable injury could occur during the pendency of a mediation or arbitration proceeding as a result of a breach or an imminent breach of a written agreement between the parties, a party may apply to a court of competent jurisdiction to temporarily and preliminarily enjoin the activities of the other party from breaching such agreement until the dispute has been resolved by mediation or arbitration. These arbitration procedures shall in no respect be construed to prevent any party from instituting formal proceedings at any time to avoid the expiration of any applicable statute of limitations or to preserve a senior position with respect to any creditors. The decision of the arbitrators shall be final, conclusive and binding on the parties to the arbitration.

(c) If the mediation is unsuccessful and the parties to such dispute do not agree to arbitration, each of the parties submits to the exclusive jurisdiction of the Delaware Court of Chancery, in any such action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other parties with respect thereto. Nothing in this Section 11.16 however shall affect the right of any party to serve legal process in any manner permitted by law. Each party agrees that a final judgment (after giving effect to any timely appeals) in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

(d) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.17 Specific Performance. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and the Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and the Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, and this right shall include the right of any party to cause the other party to cause the Merger to be consummated. The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 11.17, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 11.17 are not available or otherwise are not granted, and (y) nothing set forth in this Section 11.17 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.17 prior or as a condition to exercising any termination right under Section 9.1 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 11.17 or anything set forth in this Section 11.17 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 9.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

11.18 Rules of Construction.

(a) Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties hereto and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) All references in this Agreement to Exhibits, Schedules, Disclosure Schedule, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Disclosure Schedule, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Austin, Texas time. Unless the context otherwise requires, references to the Company shall include any current or former subsidiaries of the Company.

(c) If there is any inconsistency between the statements in the body of this Agreement and those in a schedule to this Agreement, the statements in the body of this Agreement will control. Nothing in a schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The mere listing (or inclusion of a copy) of a document or other item in a schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (except to the extent the representation or warranty pertains only to the existence of the document or other item itself).

(d) Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Total Merger Consideration or any component thereof or calculation relating thereto, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over or under counted for purposes of the transactions contemplated in this Agreement. The parties hereto further covenant and agree that if any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of this Agreement conflict with, or are inconsistent with, GAAP in connection with such determination, the terms of GAAP shall control. Unless expressly indicated in this Agreement, “currently” shall mean as of the date of the Original Agreement or as of the Closing Date, as applicable.

(e) All references in this Agreement to “$” or “dollar” mean United States dollars.

11.19 USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The Parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

11.20 Waiver of Conflicts; Privilege.

(a) The parties hereto (collectively, the “Consenting Parties”) acknowledge that at all times relevant hereto up to the Closing, Wilson Sonsini Goodrich & Rosati, Professional Corporation (“Company Counsel”) has represented only the Company. If subsequent to the Closing any dispute were to arise relating in any manner to this Agreement between Seller, on the one hand, and another Consenting Party, on the other hand (each a “Dispute”), the Consenting Parties consent to Company Counsel’s representation of Seller in the Dispute(s). The Consenting Parties acknowledge that Company Counsel has been and will be providing legal advice to the Company in connection with the Merger and the other transactions contemplated in this Agreement and the Transaction Documents and in such capacity will have obtained confidential information of the Company (the “Company Confidential Information”). The Company Confidential Information includes all communications, whether written or electronic, including any communications between Company Counsel, the directors, officers, managers, members, stockholders, accounting firm, and/or employees of the Company, all files, attorney notes, drafts or other documents directly relating to this Agreement or the Transaction Documents, which predate the Closing (collectively, the “Company Counsel Work Product”). In any Dispute, to the extent that any Company Confidential Information is in Company Counsel’s possession at the Effective Time, such Company Confidential Information may be used on behalf of Seller in connection with such Dispute at the sole discretion of Seller. In any Dispute, the Consenting Parties waive the right to present any Company Counsel Work Product as evidence in any legal proceeding arising out of such Dispute. The Consenting Parties waive their right to access any Company Counsel Work Product, except as reasonably necessary in connection with a Legal Proceeding that is not a Dispute. The Consenting Parties hereby consent to the disclosure and use by Company Counsel, in each case solely for the benefit of Seller with respect to a Dispute, of any information (confidential or otherwise) disclosed to it by the Company (including its directors, officers, managers, members, accounting firm, and/or employees) prior to the Effective Time. Except as expressly set forth above, this Section 11.20 shall not grant any rights to Seller with respect to the Company Confidential Information except as described herein.

(b) Company Counsel has acted as counsel for Seller and the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”) and, in that respect, not as counsel for any other Person, including, without limitation, Parent. Only Seller and the Company shall be considered clients of Company Counsel in the Acquisition Engagement. To the extent that communications between Seller or the Company, on the one hand, and Company Counsel, on the other, relate to the Acquisition Engagement, such communications shall be deemed to be attorney-client confidences that belong solely to Seller and the Company, and not to Parent or the Surviving Entity. Accordingly, Parent and the Surviving Entity shall not have access to any such communication or to the files of Company Counsel, in each case to the extent that they relate to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the foregoing, upon and after the Closing: (i) Seller, as successor to the Company, shall be the sole holder of the attorney-client privilege with respect to the Acquisition Engagement, and none of Parent or the Surviving Entity shall be a holder thereof; (ii) to the extent that files of Company Counsel with respect to the Acquisition Engagement constitute property of the client, only Seller shall hold such property rights; and (iii) Company Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent or the Surviving Entity by reason of any attorney-client relationship between Company Counsel and the Company; provided, that, to the extent any communication is both related and unrelated to the Acquisition Engagement, Company Counsel shall provide appropriately redacted versions of such communications to the Surviving Entity upon request.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, all as of the date first written above.

COMPANY:

PowerReviews, LLC

By:	/s/ Gene Austin
Name:	Gene Austin
Title:	President

SELLER:

Bazaarvoice, Inc.

By:	/s/ Gene Austin
Name:	Gene Austin
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, all as of the date first written above.

PARENT:

Wavetable Labs, LLC

By:	/s/ Matthew Moog
Name:	Matthew Moog
Title:	CEO

MERGER SUB:

PRL Acquisition LLC

By:	/s/ Matthew Moog
Name:	Matthew Moog
Title:	CEO

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, all as of the date first written above.

ESCROW AGENT:
U.S. Bank National Association, solely in its capacity as Escrow Agent

By:	/s/ Danielle Fung
Name:	Danielle Fung
Title:	Trust Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

DEFINED TERMS

“2012 Agreement” has the meaning set forth in Section 3.23.

“Acquisition Proposal” means any offer or proposal relating to any transaction or series of related transactions other than the transactions contemplated in this Agreement involving (a) except with respect to the exercise of any options or warrants to purchase Company securities outstanding on the date of the Original Agreement, any acquisition or purchase by any Person of any interest in the voting securities or other securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning more than 10% of the voting securities or other securities of the Company, or would result in the transfer of at least 10% of the voting securities or other securities, or any merger, consolidation, business combination, recapitalization, or similar transaction involving the Company; (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of the Company based on volume or value; or (c) any liquidation or dissolution of the Company.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Agent Indemnification Expenses” has the meaning set forth in Section 10.7(d)(vii).

“Agent Interpleader Expenses” has the meaning set forth in Section 10.7(d)(vi).

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means, collectively, (a) the HSR Act; (b) the Sherman Antitrust Act of 1890, as amended; (c) the Clayton Act of 1914, as amended; (d) the Federal Trade Commission Act of 1914, as amended; and (e) any other Applicable Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Applicable Expiration Date” has the meaning set forth in Section 10.1(a).

“Applicable Laws” means all laws, statutes, constitutions, treaties, directives, rules, regulations, principles of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees, injunctions, and writs of any Governmental Entity which has jurisdiction over the Company or the businesses, operations or assets of the Company, as they may be in effect on or prior to the Closing; provided, however, that “Applicable Law” does not include the Stipulation and Proposed Order or the Final Judgment of the DOJ Litigation.

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“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Austin, Texas or Chicago, Illinois are authorized or required to be closed.

“Cash Consideration” means an amount equal to $30,000,000.00.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Claim Certificate” has the meaning set forth in Section 10.5(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Consideration” means an amount in cash equal to (a) the Cash Consideration, less (b) the Escrow Amount, less (c) any and all Company Transaction Costs and Indebtedness paid by Parent pursuant to Sections 2.8 and 2.9(b).

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Company” has the meaning set forth in the Preamble.

“Company Charter Documents” has the meaning set forth in Section 3.1(b).

“Company Cross-Platform IP” has the meaning set forth in Section 7.2(p).

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, equity or equity-related awards, change in control benefits, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee and with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.

“Company Existing Stock” has the meaning set forth in Section 6.10(b).

“Company Facilities” has the meaning set forth in Section 3.10(a).

“Company Intellectual Property” has the meaning set forth in Section 3.11(a)(i).

“Company Mark Licensees” has the meaning set forth in Section 6.10(c).

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“Company Marks” has the meaning set forth in Section 6.10(a).

“Company Registered Intellectual Property” has the meaning set forth in Section 3.11(a)(ii).

“Company Software Programs” has the meaning set forth in Section 3.11(u).

“Company Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, accountants, consultants, attorneys or other professionals, including Seller, 50% of the initial fees of the Escrow Agent, the full cost of the D&O Tail, and all other out-of-pocket costs or expenses (including, without limitation, transaction bonuses or similar items), in each case payable by the Company in connection with the structuring, negotiation or consummation of the transactions contemplated in this Agreement and the other Transaction Documents.

“Computer Systems” means all servers, computer hardware, networks, Software, network equipment, databases, telecommunications systems, interfaces and related systems.

“Confidentiality Agreement” means the confidentiality agreement dated February 28, 2014, by and between the Company and Parent.

“Consents” means all consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Entity, and all consents, waivers and approvals of third Persons.

“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which the reference Person is a party or by which such Person, or any of its properties or assets, is bound; provided, however, that “Contract” does not include the Stipulation and Proposed Order or the Final Judgment of the DOJ Litigation.

“Copyright” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Covered Personal Information” shall mean the following information from or about an individual: (i) first and last name; (ii) home or other physical address, including street name and city or town; (iii) email address or other online contact information, such as a user identifier or screen name; (iv) persistent identifier, such as IP address or machine I.D.; (v) telephone number, including home telephone number and mobile telephone number; (vi) credit card number or bank information, (vii) physical location; or (viii) any other information from or about an individual consumer that alone or in combination with other information could be used to identify an individual or otherwise facilitate decisions regarding individuals.

“Current D&O Policy” has the meaning set forth in Section 6.5.

“D&O Tail” has the meaning set forth in Section 6.5.

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“DGCL” has the meaning set forth in Section 2.1.

“Disclosure Schedule” means the schedule delivered by the Company to Parent and the Merger Sub concurrently with the execution and delivery of this Agreement, setting forth certain disclosure information to the Company’s and Seller’s representations and warranties contained in ARTICLE III.

“DOJ Litigation” means the litigation relating to the complaint filed against Seller by the U.S. Department of Justice with the U.S. District Court for the Northern District of California, San Francisco Division.

“DOL” means the United States Department of Labor.

“Domain Names” has the meaning set forth in Section 3.11(a)(iii).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee” means any current or former employee, consultant, independent contractor, officer, manager or director of the Company or Seller who is providing or has provided services to the Company or with respect to the Company’s PRR Platforms.

“Employee Agreement” means each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of options or units that are unvested, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee (and pursuant to which the Company or any ERISA Affiliate continues to have any obligation or liability) that is not a Company Employee Plan.

“Environmental Law” means any Applicable Law relating or pertaining to the public health and safety (including workplace health and safety) or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including, (a) the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., as amended; (b) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (c) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; (d) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (e) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended; (f) the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 11001 et seq., as amended; and (g) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.

“Environmental Permits” has the meaning set forth in Section 3.20(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any subsidiary of the Company or other person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

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“Escrow Account” has the meaning set forth in Section 2.9.

“Escrow Agent” has the meaning set forth in Section 2.9.

“Escrow Amount” means an amount equal to fifteen percent (15%) of the amount of the Cash Consideration.

“Escrow Fund” has the meaning set forth in Section 10.7(a).

“Escrow Period” means the period from the Closing until the Escrow Termination Date.

“Escrow Termination Date” has the meaning set forth in Section 10.7(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“European Privacy Legal Requirements” all Applicable Laws issued by the European Union or any nation or regulatory body within the European Economic Community relating to the use, collection, storage, disclosure, sharing and transfer of any Covered Personal Information collected by or for a party or by third parties having authorized access to the records of such party. For clarity, European Privacy Legal Requirements shall include, without limitation, the European Union Data Protection Directive, the European Union Directive on Privacy and Electronic Communications, as amended, and any requirements set forth in guidelines, reports and enforcement actions published by applicable European Union data protection authorities.

“Financial Information” has the meaning set forth in Section 3.5(a).

“FMLA” means the Family Medical Leave Act of 1993, as amended.

“Foreign Export and Import Laws” means the laws and regulations of a foreign government regulating exports, imports or re-exports to or from the foreign country, including the export or re-export of any goods, services or technical data.

“Fundamental Representations” has the meaning set forth in Section 10.1(a).

“Fundamental Representation Claims” has the meaning set forth in Section 10.3(a).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” has the meaning set forth in Section 3.4(c).

“Hazardous Material” means (a) any hazardous waste, hazardous substance, toxic pollutant, hazardous air pollutant or hazardous chemical (as any of such terms may be defined under, or for the purpose of, any applicable Environmental Law); (b) asbestos; (c) polychlorinated biphenyls; (d) petroleum or petroleum products; (e) underground storage tanks, whether empty, filled or partially filled with any substance; (f) any substance the presence

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of which on the property in question is prohibited under any applicable Environmental Law; or (g) any other substance that under any applicable Environmental Law requires special handling or notification of or reporting to any federal, state or local governmental entity in its generation, use, handling, collection, treatment, storage, recycling, treatment, transportation, recovery, removal, discharge or disposal.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indebtedness” without duplication, means (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased (other than accounts payable or accruals of the Company incurred in the ordinary course of business); (c) any outstanding reimbursement obligation of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company; (d) any payment obligation of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (e) all indebtedness for borrowed money secured by any Lien existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed; (f) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others; (g) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated in this Agreement regardless if any of such are actually paid; and (h) all payment obligations of the Company, whether interest bearing or otherwise, owed to Seller and or any of Seller’s Affiliates, in each case, other than any amount of the Total Merger Consideration.

“Indemnified Party” or “Indemnified Parties” have the meanings set forth in Section 10.2(a).

“Intellectual Property Rights” has the meaning set forth in Section 3.11(a)(iii).

“International Employee Plan” means each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

“IP Claims” has the meaning set forth in Section 10.3(a).

“IRS” means the United States Internal Revenue Service.

“JAMS Rules” has the meaning set forth in Section 11.16(b).

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“Key Employees” means each of Kevin Rae, Matthew Parsons and James Morris.

“Knowledge” means, with respect to the Company, the knowledge of the legal and finance departments of Seller (excluding Employees who become employed by Parent or the Surviving Entity or any of their Affiliates), Dianne Borges, Alan Godfrey, Jim Offerdahl, Kin Gill, Jeff Marshall, Roshan Gupta, Srinivasa Venkatamarani and Gary Allison, and such additional knowledge of such foregoing Persons as has been acquired or as would be acquired by a reasonable Person as a result of the prudent performance of all of their duties on behalf of the Company and/or Seller.

“Legal Proceeding” has the meaning set forth in Section 3.7.

“Liabilities” means any and all liabilities, whether known or unknown, disclosed or undisclosed, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable or otherwise, including those arising under any Contract, Applicable Law, Legal Proceeding or judgment, decree or order.

“Liens” means liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind.

“LLC Act” has the meaning set forth in Section 2.1.

“Loss” has the meaning set forth in Section 10.2(a).

“Made Available” shall mean posted to the electronic data room of the Company prior to the date of the Original Agreement, or otherwise provided by the Company directly to Parent or its counsel.

“Major Customers” has the meaning set forth in Section 3.27.

“Major Vendors” has the meaning set forth in Section 3.27(c).

“Mask Works” has the meaning set forth in Section 3.11(a)(iii).

“Material Adverse Effect” when used with respect to a Person means any result, occurrence, fact, change, event or effect (whether or not foreseeable or known as of the date of the Closing or covered by insurance) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, is or would reasonably be expected to be materially adverse to (a) such Person’s business, assets, conditions (financial or otherwise), operations and results of operations; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be a, Material Adverse Effect: (i) changes in general economic conditions in the United States; (ii) changes in GAAP; or (iii) changes in the general conditions in the industry in which the Person operates, unless such conditions disproportionately affect such Person; or (b) the ability of such Person to consummate any transaction contemplated in this Agreement or any of the Transaction Documents.

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“Material Contract” means the Contracts described in Sections 3.11(m), 3.11(n) or 3.11(v) or listed in Sections 3.11(m), 3.11(n) or 3.11(v) of the Disclosure Schedule and any of the following Contracts to which the Company is a party:

(i) any Contract that requires future expenditures by the Company in excess of $25,000 annually (or that would likely result in payments to the Company in excess of $25,000 annually);

(ii) each lease, lease guaranty, sublease or other Contract for the leasing, use or occupancy of the Company Facilities and each Contract or other right pursuant to which the Company uses or possesses any Personal Property (other than Personal Property owned by the Company) having a value in excess of $100,000;

(iii) any Contract with or otherwise for the benefit of Seller or any director, manager, officer or employee of the Company, or, to the Knowledge of the Company, any member of his or her immediate family or, to the Knowledge of the Company, any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or Personal Property from or otherwise requiring payments to or for the benefit of any such Person other than offer letters entered into in the ordinary course of business and terminable at will with no liability to the Company, and the Company’s standard form employee confidentiality agreement;

(iv) any Contract containing any covenant (i) limiting the right of the Company to engage in any line of business or compete with any Person in any line of business; (ii) limiting the right of the Company to solicit, engage, hire or do business with any potential employee, customer or vendor; (iii) granting any exclusive distribution or supply rights; (iv) containing a most favored nations provision; or (v) otherwise having a material adverse effect on the right of the Company to sell, license, distribute or manufacture any of the Company’s products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

(v) any Employee Agreement or Company Employee Plan between the Company and any current or former employee, consultant or director of the Company pursuant to which any of the benefits would increase, vesting of benefits would be accelerated or amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated in this Agreement (whether alone or together with the occurrence of any additional or subsequent events);

(vi) any Contract containing any Company indemnification, product warranty, support, maintenance or service obligation or cost on the part of the Company other than any such Contract entered into in the ordinary course of business consistent with past practices;

(vii) any Contract for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Company’s assets outside of the ordinary course of business;

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(viii) any Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person, or relating to the formation or governance of a joint venture or partnership;

(ix) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the transactions contemplated herein;

(x) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into in the ordinary course of business consistent with past practices;

(xi) any Contract with any Governmental Entity;

(xii) any Contract that contains a “key man” provision, requirement or similar provision or otherwise provides a Person with any rights in the event that a particular Employee ceases to provide services under such Contract or remain employed or engaged by the Company or Seller; or

(xiii) any other Contract, the termination or breach of which would have, or would be reasonably expected to have, a Material Adverse Effect on the Company.

“Merger” has the meaning set forth in the Preliminary Statements.

“Merger Sub” has the meaning set forth in the Preamble.

“Misrepresentation Matters” has the meaning set forth in Section 10.2(a)(vi).

“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.

“Objection Notice” has the meaning set forth in Section 10.5(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Charter Documents” has the meaning set forth in Section 4.1(b).

“Patent” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Pay-Off Letters” means the letters, and any updates thereto, to be sent by each of the Persons on Schedule 5.6 to Parent prior to Closing, which letters shall specify the aggregate amount of Indebtedness that will be outstanding and satisfied at or prior to the Effective Time and wire transfer information for each such Person to be paid at the Closing.

“PBGC” means the United States Pension Benefit Guaranty Corporation.

“Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

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“Permits” has the meaning set forth in Section 3.14(b).

“Permitted Encumbrances” means (a) statutory Liens for current Taxes not yet past due and payable or being contested in good faith by appropriate proceedings; (b) inchoate mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Applicable Law arising or incurred in the ordinary course of business and consistent with past practices of the Company for which no notice of Lien has been recorded or delivered to the Company; (c) Liens on leases of real property arising from the provisions of such leases, including, in relation to Company Facilities, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental Entity, necessary or beneficial to the continued use and occupancy of such Company Facilities or the continuation of the business conducted by the Company; (d) pledges or deposits made in the ordinary course of business and consistent with past practices of the Company in connection with workers’ compensation, unemployment insurance and other social security legislation; (e) zoning regulations and restrictive covenants and easements that do not detract in any material respect from the value of the Company’s leasehold estate in the Company Facilities and do not materially and adversely affect, impair or interfere with the use by the Company of any property affected thereby; (f) utility easements, to serve or serving the Company Facilities; and (g) non-exclusive licenses of Company Intellectual Property granted in the ordinary course of business.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Personal Property” means all of the machinery, equipment, equipment structures, machinery, fixtures, hardware, systems, infrastructure, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventory, supplies, plant, spare parts, and other tangible personal property which are owned or leased by the Company and which are used or held for use in its business or operations.

“Post-Acquisition Customer” means any Person that was a customer of the Company on or after June 12, 2012 that moved from the Company’s platform to Seller’s platform at any time between June 12, 2012 and the Closing or a PRR Platform customer of Seller as of the Effective Time.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Privacy Law” means any Laws arising out of or relating to the collection, use, transmission, disposal, retention, disclosure or other processing of Covered Personal Information, including, without limitation, the Gramm-Leach-Bliley Act of 1999, as amended, and the rules and regulations promulgated thereunder, the Fair Credit Reporting Act, the Fair and Accurate Transactions Act, as may be amended, and the rules and regulations promulgated thereunder.

“Privacy Policy” has the meaning set forth in Section 3.13.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

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“PRR Platform” has the meaning set forth in Section 3.11(z).

“PTO” has the meaning set forth in Section 3.11(c).

“Public Software” has the meaning set forth in Section 3.11(u).

“Registered Intellectual Property” has the meaning set forth in Section 3.11(a)(iv).

“Returns” has the meaning set forth in Section 3.8(b)(i).

“SEC” means the Securities and Exchange Commission.

“Section 409A” has the meaning set forth in Section 3.8(d).

“Securities Act” has the meaning set forth in Section 3.2(b).

“Seller Cross-Platform IP” has the meaning set forth in Section 7.2(p).

“Seller Existing Stock” has the meaning set forth in Section 6.10(c).

“Seller Mark Licensees” has the meaning set forth in Section 6.10(b).

“Seller Marks” has the meaning set forth in Section 6.10(a).

“Software” means source code or object code, whether embodied in software, firmware or otherwise, and any programming and user documentation related thereto.

“Special Damages” means (i) any loss of profits based on an anticipated, expected, projected or actual increase in profits after the Effective Time as compared to the Company’s historical profits prior to the Effective Time, (ii) prospective or anticipated damages that depend on future developments that are not probable or reasonably foreseeable or that are speculative and remote or that depend upon a special circumstance or circumstances that would not normally be applicable, and (iv) damages or losses measured by a change in Parent’s unit price or valuation.

“Stock Right” has the meaning set forth in Section 3.8(d).

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Syndication Agreement” has the meaning set forth in Section 7.2(o).

“Surviving Entity” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” has the meaning set forth in Section 3.8(a).

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“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Proceeding” has the meaning set forth in Section 6.2(c).

“Technology” has the meaning set forth in Section 3.11(a)(v).

“Termination Date” has the meaning set forth in Section 9.1(g).

“Third Party Action” has the meaning set forth in Section 10.6.

“Total Merger Consideration” means (a) the Closing Consideration, plus (b) the Escrow Amount, plus (c) any and all Company Transaction Costs and Indebtedness paid by Parent pursuant to Sections 2.8 and 2.9(b).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Trademark” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Transaction Documents” means, collectively, this Agreement, the Exhibits and Schedules which are attached hereto, and any certificate or other instrument required to be delivered pursuant to this Agreement or in connection with the transactions contemplated in this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.2(d).

“Transition Period” has the meaning set forth in Section 6.10(b).

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), the Foreign Assets Control Regulations (31 CFR Parts 500-598), the laws and regulations administered by Customs and Border Protection (19 CFR Parts 1-199) and all other U.S. laws and regulations regulating exports, imports or re exports to or from the United States, including the export or re export of goods, services or technical data from the United States.

“Unpaid Pre-Closing Taxes” shall mean any Taxes of the Company or the Surviving Entity relating or attributable to any Tax period or portion thereof through the Closing Date that are not paid as of the Closing Date (provided, however, that it also shall include interest imposed upon any such Taxes of the Company or the Surviving Entity that accrues after the Closing Date), including such Taxes that are not yet due and payable, and including any employment or payroll taxes with respect to any bonuses, severance, option cashouts or other

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compensatory payments in connection with the transactions contemplated in this Agreement, whether payable by Parent, Seller, the Company or the Surviving Entity, that (other than in the case of interest) have accrued as of (and including) the Closing Date. For this purpose, Taxes with respect to any Straddle Period shall be allocated in accordance with Section 6.2(b).

“Unresolved Claims” has the meaning set forth in Section 10.7(b).

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

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EXHIBIT L

U.S. BANK NATIONAL ASSOCIATION

MONEY MARKET ACCOUNT AUTHORIZATION FORM

DESCRIPTION AND TERMS

The U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit and invest with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers. U.S. Bank’s trust department performs all account deposits and withdrawals. Deposit accounts are FDIC Insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.

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